UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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OM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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OM GROUP, INC.

Flats East Bank Building

950 Main Avenue, Suite 1300

Cleveland, Ohio 44113

Notice of Annual Meeting of Stockholders

to be Held May 13, 2014

The Annual Meeting of Stockholders of OM Group, Inc. will be held in the Riviera Ballroom at Aloft Hotel, 1111 W. 10th Street, Cleveland, Ohio 44113, on Tuesday, May 13, 2014 at 10:00 a.m., for the following purposes:

1.	To elect two directors to serve for terms expiring at our annual meeting in 2017;

2.	To adopt the OM Group, Inc. 2014 Equity and Incentive Compensation Plan;

3.	To confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm;

4.	To approve, on an advisory basis, the compensation of our named executive officers; and

5.	To consider any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on March 21, 2014 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be mailed to stockholders on or about April 3, 2014.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy, even if you plan to attend the meeting. Mailing your completed proxy, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

By Order of the Board of Directors

VALERIE GENTILE SACHS, Secretary

Cleveland, Ohio

April 3, 2014

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

OM GROUP, INC.

-i-

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect two directors to serve for terms expiring at our annual meeting in 2017;

•	adopt the OM Group, Inc. 2014 Equity and Incentive Compensation Plan;

•	confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	approve, on an advisory basis, the compensation of our named executive officers.

In addition, we will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on March 21, 2014 are entitled to vote at the annual meeting. At that time, we had 32,102,100 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy. To vote by proxy, you should sign and date each proxy card you receive and return it in the prepaid envelope. If you are a registered stockholder, you may vote by telephone or electronically through the Internet by following the instructions included on your proxy card.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your shares on the election of directors, adoption of the OM Group, Inc. 2014 Equity and Incentive Compensation Plan, or on the advisory vote on executive compensation. Your broker is permitted to vote your shares on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to change your vote at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices, attention to Investor Relations;

•	returning a later-dated proxy card;

•	voting at a later time by telephone or through the Internet; or

•	voting in person at the meeting.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail or vote by telephone or through the Internet. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of March 21, 2014 must be present in person or by proxy at the meeting, which includes shares that have been voted by telephone or through the Internet. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect the directors, adopt the OM Group, Inc. 2014 Equity and Incentive Compensation Plan, confirm the appointment of Ernst & Young LLP and to approve, on an advisory basis, the compensation of our named executive officers?

Each director nominee in an uncontested election who receives “for” votes constituting a majority of the shares voted with respect to that director position will be elected as a director. Shares not voted will have no impact on the director election. Adopting the OM Group, Inc. 2014 Equity and Incentive Compensation Plan, confirming the appointment of Ernst & Young LLP and approving the compensation of our named executive officers on an advisory basis requires that each receive an affirmative vote of a majority of shares represented and voting at the meeting. If you sign and return a proxy card or use the telephone or Internet procedures but do not give voting instructions, your shares will be voted (i) “for” the director candidates nominated by the Nominating and Governance Committee and approved by the Board, (ii) to adopt the OM Group, Inc. 2014 Equity and Incentive Compensation Plan, (iii) to confirm Ernst & Young LLP and (iv) to approve, on an advisory basis, the compensation of our named executive officers.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the meeting other than the four proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card or use of the telephone or Internet procedures gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspectors of election.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 13, 2014. The proxy statement and our annual report to our stockholders are available, free of charge, at http://investor.omgi.com/phoenix.zhtml?c=82564&p=Proxy

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes, with two classes having three members and one class having two members. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting. Mr. Reidy will not stand for reelection this year and will retire from the Board immediately following our annual meeting, as required by our director retirement policy. After the annual meeting we will have seven directors serving on our Board of Directors.

The Nominating and Governance Committee has recommended, and the Board of Directors has approved, the nomination of Hans-Georg Betz and Joseph Scaminace for election as directors for terms expiring at our annual meeting in 2017. If Dr. Betz or Mr. Scaminace become unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that either Dr. Betz or Mr. Scaminace will be unavailable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES.

The following information is provided regarding the nominees for election as directors and the continuing directors.

Nominees for Election as Directors Whose Terms of Office Expire in 2017

Dr. Hans-Georg Betz, age 67, was appointed as a director on January 16, 2012. Dr. Betz has been an Executive Advisor of Advanced Energy Industries, Inc. (NASDAQ: AIES) since August 4, 2011. Prior to becoming an Executive Advisor, Dr. Betz served as President of Advanced Energy Industries, Inc. from August 2005 until December 2009 and as Chief Executive Officer from August 2005 until August 2011. Dr. Betz has served on the board of directors and has held various management positions at numerous companies. Dr. Betz served as chairman of the Board Directors of Mattson Technology Inc. (NASDAQ: MTSN), a publicly held supplier of advanced process equipment used to manufacture semiconductors from September 2011 until July 2012. He served as the chair of its compensation committee from 2003 to 2011. In addition, Dr. Betz served as director of Advanced Energy Industries, Inc. from 2004 until 2011. Dr. Betz received a degree in Electrical Engineering in 1972 and a Ph.D. in 1981, both from Technische Universität München (Technical University of Munich).

Joseph Scaminace, age 61, has been a director and our Chief Executive Officer since June 2005 and Chairman of our Board since August 2005. From 1999 to June 2005, Mr. Scaminace was the President, Chief Operating Officer and a board member of The Sherwin-Williams Company, a manufacturer and distributor of coatings. Mr. Scaminace currently is a member of several boards of directors, including Parker-Hannifin Corporation (NYSE: PH), a global producer of fluid power systems, electromechanical controls and related components; Cintas Corporation (NASDAQ: CTAS), which designs, manufactures and implements corporate identity uniform programs and provides other highly specialized services; and The Cleveland Clinic, a nonprofit multispecialty academic medical center that integrates clinical and hospital care with research and education.

Continuing Directors Whose Terms of Office Expire in 2016

Katharine L. Plourde, age 62, has been a director since 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of Pall Corporation (NYSE: PLL), a global producer of filtration and separation products and systems, Albany International Corp. (NYSE: AIN), global advanced textiles and materials processing company, and also serves as a director of a private corporation.

Patrick S. Mullin, age 65, became a director in 2011. Mr. Mullin served as the Managing Partner for the Northeast Ohio practice of Deloitte & Touche LLP from 1999 until 2011. Mr. Mullin joined a predecessor organization to Deloitte & Touche in 1970. Mr. Mullin is a certified public accountant and has over 40 years of public accounting experience. He also serves on the board of The Andersons, Inc. (NASDAQ: ANDE), a diversified company rooted in agriculture. He chairs the boards of several community organizations including Case Medical Center — University Hospitals of Greater Cleveland and the Cleveland Scholarship Program.

Continuing Directors Whose Terms of Office Expire in 2015

Richard W. Blackburn, age 71, has been a director since August 2005. Mr. Blackburn retired from Duke Energy Corporation in 2004 after seven years as Executive Vice President and General Counsel, the last year of which he was also Chief Administrative Officer. From 2004 to 2008, he was a director of Enesco Group, Inc. Mr. Blackburn is a Trustee of the Massachusetts Eye and Ear Infirmary and The George Washington University.

Carl R. Christenson, age 54, has been a director since January 1, 2014. Mr. Christenson is the Chief Executive Officer, President and a director of Altra Holdings, Inc. (NASDAQ: AIMC). Mr. Christenson has been the Chief Executive Officer since January 2009 and a director since July 2007. Prior to his current position, Mr. Christenson served as Altra’s President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic. Mr. Christenson also serves on the advisory board of the College of Engineering, University of Massachusetts.

Steven J. Demetriou, age 55, has been a director since November 2005. Mr. Demetriou has been the Chairman of the Board and Chief Executive Officer of Aleris Corp., an international aluminum company, since December 2004 following the merger of Commonwealth Industries, Inc. and IMCO Recycling, Inc. On February 12, 2009, Aleris International, Inc. and its affiliated entities filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code; on June 1, 2010, the case was concluded by the confirmation by the bankruptcy court of a final plan of reorganization. Mr. Demetriou served as Chief Executive Officer of Commonwealth from June 2004 and served as a director of Commonwealth from 2002 until the merger. Mr. Demetriou was Chief Executive Officer of privately held Noveon, Inc., a global producer of advanced specialty chemicals, from 2001 until June 2004, at which time he led the sale of Noveon to The Lubrizol Corporation. Mr. Demetriou serves as the non-executive Chairman of the board of Foster Wheeler Ltd. (NASDAQ: FWLT) and on the board of Kraton Polymers (NYSE: KRA). He also serves on the boards of The Cuyahoga Community College Foundation and the Greater Cleveland Sports Commission.

PROPOSAL 2: ADOPTION OF THE OM GROUP, INC. 2014 EQUITY AND

INCENTIVE COMPENSATION PLAN

On February 11, 2014, upon the recommendation of the Compensation Committee, our Board unanimously approved and adopted the 2014 Equity and Incentive Compensation Plan (which we refer to as the 2014 Plan), subject to the approval of our stockholders at the Annual Meeting. If approved by our stockholders, the 2014 Plan will replace our Amended and Restated 2007 Incentive Compensation Plan (which we refer to as the 2007 Plan).

Our stockholders previously approved our 2007 Plan, which currently allows us to grant stock options, stock appreciation rights, restricted stock awards, phantom stock (otherwise called restricted stock unit awards), and performance bonuses (in the case of employees) to our executive officers, other key employees (and those of our subsidiaries) and non-employee directors.

In the event that our stockholders approve the 2014 Plan, no future awards will be granted under the 2007 Plan after the date of such approval. In the event that our stockholders do not approve the 2014 Plan, then it will not become effective, no awards will be granted under the 2014 Plan, and the 2007 Plan will continue in accordance with its terms as previously approved by our stockholders.

The affirmative vote of a majority of the shares of our common stock represented and voting at the annual meeting is required to approve the 2014 Plan.

The following summary of the material provisions of the 2014 Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the 2014 Plan, a copy of which is set forth as Appendix A to this Proxy Statement.

Why We Believe You Should Vote for Proposal 2

The 2014 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, stock appreciation rights (or SARs), restricted stock, restricted stock units (or RSUs), performance shares, performance units, dividend equivalents and other stock or stock-based awards for the purpose of providing our non-employee directors, officers and other key executives and employees (and those of our subsidiaries), and certain non-employees who perform employee functions, incentives and rewards for performance. The 2014 Plan also authorizes the Compensation Committee to provide cash incentive awards to these same potential participants. Some of the key features of the 2014 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate and retain highly qualified employees and directors. The ability to provide equity-based awards under the 2014 Plan is a critical component to achieving this success. We would be at a distinct competitive disadvantage if we could not use equity-based awards to recruit, motivate and retain our officers, other employees, and non-employee directors.

The use of our stock as part of our compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates directors and employees to appropriately focus on actions that enhance stockholder value because they will share in that value enhancement through improved stock price performance. Our equity compensation also effectively retains our directors, executives and other employees and promotes a focus on sustained enhancement of stockholder value because our equity compensation awards can be subject to vesting and/or performance criteria.

As of March 1, 2014, only 301,626 shares remained available for issuance under the 2007 Plan. If the 2014 Plan is not approved, we may be compelled to significantly increase the cash component of our non-employee director and employee compensation, which may not necessarily align director or employee compensation interests with the investment interests of our stockholders as well as the alignment provided by equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and divert cash away from more impactful uses, such as investment in our business operations.

The following includes aggregated information regarding the potential overhang or dilution associated with the 2007 Plan and the potential overhang or dilution that would result if the 2014 Plan is approved. The information is as of March 1, 2014. As of that date, there were approximately 31,977,015 of our shares of common stock outstanding.

Under the 2007 Plan:

•	Outstanding performance-based restricted stock awards, assuming that the outstanding awards achieve maximum performance: 620,790 shares or 1.9% of our outstanding shares;

•

Outstanding stock options: 1,519,739 shares or 4.7% of our outstanding shares (our outstanding stock options have a weighted average exercise price of $33.08 and an average remaining term of 6.17 years);

•	Unvested RSU awards: 168,840 shares or 0.5% of our outstanding shares;

•	Total shares subject to outstanding awards under the 2007 Plan, as described above: 2,309,369 shares or approximately 7.2% of our outstanding shares;

•	Total shares available for future awards under the 2007 Plan: 0 shares (because no additional grants will be made if the 2014 Plan is approved);

•

The total number of shares subject to outstanding awards under the 2007 Plan (2,309,369 shares), plus the total number of shares available for future awards under the 2007 Plan (0 shares), represents a potential overhang or dilution to our stockholders of approximately 7.2%;

Under the 2014 Plan:

•

Proposed total shares available for issuance under the 2014 Plan: 2,550,000 shares or 8% of our outstanding shares, which represents a potential overhang or dilution to our stockholders of approximately 8%; and

Total potential overhang or dilution under 2007 Plan and proposed 2014 Plan:

•

The total shares subject to outstanding awards under the 2007 Plan as of March 1, 2014 (2,309,369), plus the total shares available for future awards under the 2007 Plan as of that date (0), plus the total proposed shares available for issuance under the 2014 Plan (2,550,000), represent a total potential overhang or dilution of 4,859,369 shares or approximately 15.2%.

Based on the closing price on the NYSE for our common stock on February 28, 2014 of $31.60 per share, the aggregate market value as of March 1, 2014 of the 2,550,000 shares requested for issuance under the 2014 Plan was $80,580,000. In 2011, 2012, and 2013, we granted awards under the 2007 Plan covering 439,071 shares, 508,656 shares and 622,250 shares, respectively. For the three-year period 2011-2013, our average annual burn rate, not taking into account forfeitures, was 1.66%.

In determining the number of shares to request for approval under the 2014 Plan, our management team worked with the Compensation Committee of the Board of Directors and its independent consultant, Farient Advisors LLC (which we refer to as Farient Advisors), to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisor firms in evaluating our proposal for the 2014 Plan.

If the 2014 Plan is approved, we intend to utilize the shares authorized to continue our practice of incentivizing key individuals through annual equity grants. As noted in the “2014 Plan Highlights” and elsewhere below, our Compensation Committee would retain full discretion under the 2014 Plan to determine the number and amount of awards to be granted under the 2014 Plan, subject to the terms of the 2014 Plan, and future benefits that may be received by participants under the 2014 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to thoughtful and responsible equity compensation practices. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been disciplined and mindful of stockholder interests.

2014 Plan Highlights

Administration. The 2014 Plan will be administered by the Compensation Committee. The Compensation Committee may delegate its authority under the 2014 Plan to a subcommittee. The Compensation Committee or the subcommittee may delegate to one or more of its members or to one or more of our officers, agents or advisors, administrative duties or powers, and may authorize one or more officers to do one or both of the following (subject to certain limitations described in the 2014 Plan):

•	designate employees to receive awards under the 2014 Plan; and

•	determine the size of any such awards.

Reasonable 2014 Plan Limits. Subject to adjustment as described in the 2014 Plan, total awards under the 2014 Plan are limited to 2,550,000 shares, plus any shares recycled into the 2014 Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing. If approved by our stockholders, the 2014 Plan will become effective and no further awards will be made under the 2007 Plan.

The 2014 Plan also provides that, subject to adjustment as described in the 2014 Plan:

•	the aggregate number of shares of common stock actually issued or transferred upon the exercise of incentive stock options, or ISOs, will not exceed 2,550,000 shares of common stock;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 400,000 shares of common stock during any calendar year;

•

no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, in the aggregate, for more than 400,000 shares of common stock during any calendar year;

•

no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, other than cash incentive awards, having an aggregate maximum value in excess of $5,000,000;

•

no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code having an aggregate maximum value in excess of $5,000,000; and

•

awards that do not comply with the applicable minimum vesting periods provided for in the 2014 Plan (as further described below) will not result in the issuance or transfer of more than 10% of the maximum number of shares of common stock available under the 2014 Plan.

Fungible Share Counting Mechanics. The 2014 Plan contains fungible share counting mechanics, which generally means that awards other than stock options and SARs will be counted against the aggregate share limit as 1.79 shares of common stock for every one share of common stock that is actually issued or transferred under such awards. This means, for example, that only 1,424,581 shares of common stock could be issued in settlement of RSU awards from the 2,550,000 shares of common stock initially authorized.

Allowances for Conversion Awards and Assumed Plans. Subject to the 2014 Plan’s share counting rules, common stock covered by awards granted under the 2014 Plan will not be counted as used unless and until the shares are actually issued or transferred. However, common stock issued or transferred under awards granted under the 2014 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other 2014 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2014 Plan, under circumstances further described in the 2014 Plan, but will not count against the aggregate share limit or other 2014 Plan limits described above.

Plan Reserve Use Limitations. The 2014 Plan also provides that if any common stock issued or transferred with respect to awards granted under the 2014 Plan or subject to an award granted under the 2007 Plan after December 31, 2013 is forfeited, or if awards granted under the 2014 Plan or under the 2007 Plan after December 31, 2013 are cancelled or forfeited, expire or are settled for cash (in whole or in part), those shares will again be available under the 2014 Plan to the extent of the cancellation, forfeiture, expiration, or cash settlement as described in the 2014 Plan based on the fungible counting mechanics described above. The following shares of common stock will not be added back to the aggregate share limit under the 2014 Plan: (1) shares tendered or otherwise used in payment of an option’s exercise price; (2) shares withheld by us to satisfy tax withholding obligations; and (3) shares that are repurchased by us with stock option proceeds. Further, all shares of common stock covered by SARs that are exercised and settled in stock, whether or not all shares of common stock covered by the SARs are actually issued to the participant upon exercise, will be considered issued or transferred pursuant to the 2014 Plan. If a participant elects to give up the right to receive compensation in exchange for common stock based on fair market value, such common stock will not count against the aggregate share limit under the 2014 Plan.

Minimum Vesting Periods. The 2014 Plan provides that, except for awards under which up to an aggregate of 10% of the maximum number of shares common stock are issued or transferred under the 2014 Plan:

•

Restrictions on stock options, SARs, restricted stock, RSUs and other share-based awards may not lapse solely by the passage of time sooner than ratably over three years (or sooner than after one year in the case of stock options and SARs), unless the Committee specifically provides in a grant for those restrictions to lapse sooner, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a change in control where either (A) within a specified period of time a participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change in control satisfying these conditions as a double-trigger change in control); and

•

Restrictions on stock options, SARs, restricted stock, RSUs and other share-based awards that lapse upon the achievement of management objectives may not lapse sooner than after one year, and the performance period for cash incentive awards, performance shares and performance units must be at least one year, unless the Compensation Committee specifically provides in a grant for earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a double-trigger change in control.

No Repricing Without Stockholder Approval. We have never repriced underwater stock options or SARs, and the repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2014 Plan) is prohibited without stockholder approval under the 2014 Plan.

Change in Control Definition. The 2014 Plan includes a definition of “change in control.” Generally, unless otherwise prescribed by the Compensation Committee, a change in control will be deemed to have occurred if:

•

a person or group (excluding certain purchases directly from us or by us, by our or our subsidiaries’ employee benefit plans or related trusts, or by any person or group that constitutes a “business combination” as described in the second-to-last bullet of this paragraph) acquires beneficial ownership of 33% or more of the combined voting power of our outstanding securities entitled to vote generally in the election of our directors (which we refer to as voting power);

•

individuals who as of the effective date of the 2014 Plan constituted our entire Board (which we refer to as the incumbent Board) cease for any reason (other than death or disability) to constitute at least a majority of our Board, unless their replacements are approved as described in the 2014 Plan;

•

we consummate a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets (which we refer to as a business combination) unless generally (1) owners of our voting power before the business combination generally own a majority of the outstanding common stock and voting power of the resulting entity in the same relative proportions, (2) no person or group (excluding certain entities) beneficially owns 15% or more of the outstanding common stock or voting power of the resulting entity (except to the extent that such ownership existed prior to the business combination), and (3) a majority of the board of the resulting entity were members of our incumbent Board when the initial agreement for the business combination was signed or our Board approved the business combination; or

•	our stockholders approve a complete liquidation or dissolution of our company.

Other Features.

•

The 2014 Plan also provides that, except with respect to converted, assumed or substituted awards as described in the 2014 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common stock on the date of grant; and

•	The 2014 Plan is designed to allow awards made under the 2014 Plan to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Section 162(m)

The Internal Revenue Code limits to $1 million per taxable year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the Chief Financial Officer) of public companies (we refer to this limit as the Deduction Limit). The Deduction Limit applies to compensation that does not qualify for any of a limited number of exceptions. The Deduction Limit does not apply to compensation paid under a stockholder-approved plan that meets certain requirements for “qualified performance-based compensation.”

Summary of the Other Provisions of the 2014 Plan

Shares Available Under the 2014 Plan. Subject to adjustment as provided in the 2014 Plan, the number of shares of common stock that may be issued or transferred

•	upon the exercise of stock options or SARs,

•	as restricted stock and released from substantial risks of forfeiture,

•	in payment of RSUs,

•	in payment of performance shares or performance units that have been earned,

•	as stock or other stock-based awards, or

•	in payment of dividend equivalents

will not exceed in the aggregate 2,550,000 shares of common stock, plus any shares recycled into the 2014 Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

The 2014 Plan contains fungible share counting mechanics, as described above. The 2014 Plan also provides the plan or individual limits described above.

Eligibility. Our and our subsidiaries’ officers and other key executives or employees (estimated to be 71 persons as of March 1, 2014) may be selected by the Compensation Committee to receive awards under the 2014 Plan. Any person who provides services to us or a subsidiary that are equivalent to those typically provided by an employee (estimated to be 0 persons as of March 1, 2014) may also be eligible to participate in the 2014 Plan, subject to the terms of the 2014 Plan. In addition, our non-employee directors may receive awards under the 2014 Plan. The Compensation Committee determines which persons will receive awards and the number of shares subject to or amount of such awards.

Stock Options. The Compensation Committee may grant stock options that entitle the optionee to purchase a specified number of shares of common stock at a price not less than market value per share on the date of grant. The option price is payable

•	in cash, check or wire transfer at the time of exercise,

•	by the transfer to us of common stock owned by the participant having a value at the time of exercise equal to the option price,

•	by a “net exercise” arrangement by which we withhold common stock otherwise issuable upon exercise of the stock option,

•	by a combination of such payment methods, or

•	by such other method as may be approved by the Compensation Committee.

To the extent permitted by law, the Compensation Committee may permit payment of the exercise price in a broker-assisted process by which the proceeds of a sale through a broker of some or all of the option shares are forwarded to us in payment of the exercise price.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. No stock option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service that is necessary before the stock options become exercisable, but, except with respect to stock options granted to non-employee directors or as otherwise described in this paragraph, no stock options may become exercisable sooner than after one year. A grant of stock options may provide for the earlier exercise of such stock options, including in the event of the retirement, death or disability of the participant or a double-trigger change in control. Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights. Stock options granted pursuant to the 2014 Plan may not provide for any dividends or dividend equivalents thereon.

SARs. A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of our shares of common stock on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in shares of common stock, or in any combination of the two.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that, except with respect to converted, assumed or substituted awards as described in the 2014 Plan, may not be less than the market value per share of common stock on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the 2014 Plan may be exercised more than ten years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the SARs become exercisable, but, except with respect to SARs granted to non-employee directors or as otherwise described in this paragraph, no SARs may become exercisable sooner than after one year. A grant of SARs may provide for the earlier exercise of such SARs, including in the event of the retirement, death or disability of the participant or a double-trigger change in control. Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercising such SARs. SARs granted pursuant to the 2014 Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Stock. A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares of common stock. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the Compensation Committee may determine.

Restricted stock that vests upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period no shorter than three years, except that the restrictions may be removed ratably during the three-year period as the Compensation Committee may determine (but grants or sales of restricted stock to non-employee directors need not be subject to such minimum vesting period). Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee). The Compensation Committee may provide in certain situations for a shorter period during which the forfeiture provisions are to apply, including in the event of the retirement, death or disability of the grantee or a double-trigger change in control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that management objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than one year, but may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a double-trigger change in control. Grants or sales of restricted stock to non-employee directors need not be subject to such minimum vesting period.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Any grant or sale of restricted stock may require that any or all dividends or other distributions paid with respect to the restricted stock during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock will be deferred until and paid contingent upon the achievement of the applicable management objectives and the end of any applicable time-based vesting period.

RSUs. A grant of RSUs constitutes an agreement by us to deliver shares of common stock or cash, or a combination of both, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify.

During the applicable restriction period, the participant will have no rights of ownership in the common stock deliverable upon payment of the RSUs and will have no right to vote the common stock. The Compensation Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs, either in cash or in additional shares of common stock. However, dividends or other distributions on shares of common stock underlying RSUs will be deferred until and paid contingently upon the achievement of the applicable management objectives and the end of any applicable time-based vesting period.

RSUs with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period as determined by the Compensation Committee (but grants or sales of RSUs to non-employee directors need not be subject to such minimum restriction period). Additionally, the Compensation Committee may provide in certain situations for a shorter restriction period, including in the event of the retirement, death or disability of the grantee, or a double-trigger change in control. Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares of common stock. If the RSUs have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot (except with respect to a grant of RSUs to a non-employee director) lapse sooner than one year, but may be subject to earlier lapse or modification, including by virtue of the retirement, death or disability of the grantee or a double-trigger change in control.

RSUs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of common stock at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by us in shares of common stock or cash, or a combination of the two.

Cash Incentive Awards, Performance Shares and Performance Units. A cash incentive award is a cash award based on the achievement of management objectives. A performance share is the equivalent of one share of common stock and a performance unit is the equivalent of $1.00 or such other value as determined by the Compensation Committee. A participant may be granted any number of cash incentive awards, performance shares or performance units, subject to the limitations set forth above. The participant will be given one or more management objectives to meet within a specified period, or Performance Period. The specified Performance Period will be a period of time not less than one year, except in certain circumstances, including in the case of the retirement, death or disability of the grantee, or a double-trigger change in control, if the Compensation Committee so determines.

Each grant of cash incentive awards, performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units, or amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

To the extent earned, the cash incentive awards, performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by us in cash, shares of common stock, in restricted stock or RSUs, or any combination thereof. The Compensation Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to a participant either in cash or in additional shares of common stock, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Cash incentive awards, performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the 2014 Plan, as the Compensation Committee may approve. Each grant will specify the amount of cash incentive awards, performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

Other Awards. The Compensation Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock or factors that may influence the value of such shares, including, without limitation:

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into shares of common stock;

•	purchase rights for shares of common stock;

•	awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by the Compensation Committee; and

•	awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours.

The Compensation Committee will determine the terms and conditions of the other awards. Shares of common stock delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the Compensation Committee will determine. Cash awards, as an element of or supplement to any other award granted under the 2014 Plan, may also be granted.

If the earning or vesting of, or elimination of restrictions applicable to, other awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably during the three-year period as determined by the Compensation Committee. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this section of the 2014 Plan is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than one year. These minimum vesting provisions need not apply to any such award granted to a non-employee director. Any grant of an award under this section of the 2014 Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in certain circumstances, including in the event of the retirement, death, or disability of the participant, or a double-trigger change in control.

The Compensation Committee may grant shares of common stock as a bonus, or may grant other awards in lieu of our obligation or a subsidiary’s obligation to pay cash or deliver other property under the 2014 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Internal Revenue Code.

Management Objectives. The 2014 Plan requires that the Compensation Committee establish “management objectives” for purposes of performance shares, performance units and cash incentive awards. When so determined by the Compensation Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or other awards under the 2014 Plan may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Compensation Committee may grant awards subject to management objectives that may or may not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code to a “covered employee,” within the meaning of 162(m) of the Internal Revenue Code, will be based on one or more, or a combination, of the following criteria (including relative or growth achievement regarding such criteria):

•

Profits (e.g., operating profit, EBITDA, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•

Cash Flow (e.g., free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, each management objective will be objectively determinable to the extent required under Code Section 162(m), and, unless otherwise determined by the Compensation Committee and to the extent consistent with Code Section 162(m), will exclude the effect of certain designate items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of our company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In such case, the Compensation Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such award.

Administration. The 2014 Plan will be administered by the Compensation Committee. The interpretation and construction by the Compensation Committee of any provision of the 2014 Plan or of any agreement, notification or document evidencing the awards and any determination by the Compensation Committee will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith. The Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated, may employ one or more persons to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under the 2014 Plan. In addition, the Compensation Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in the 2014 Plan, and no authorization in any provision of the 2014 Plan is intended or may be deemed to constitute a limitation on the authority of the Compensation Committee.

Amendments. Our Board may at any time and from time to time amend the 2014 Plan in whole or in part. However, if an amendment to the 2014 Plan:

•	would materially increase the benefits accruing to participants under the 2014 Plan,

•	would materially increase the number of securities which may be issued under the 2014 Plan,

•	would materially modify the requirements for participation in the 2014 Plan, or

•	must otherwise be approved by the our stockholders in order to comply with applicable law or the rules of the NYSE (or our applicable securities exchange),

then such amendment will be subject to stockholder approval and will not be effective until such approval has been obtained.

If permitted by Section 409A of the Internal Revenue Code and Section 162(m) of the Internal Revenue Code, including in case of termination of the employment of a participant by reason of death, disability or retirement, or in the event of a change in control, if a participant holds:

•	a stock option or SAR not immediately exercisable in full,

•	any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed,

•	any RSUs as to which the applicable restriction period has not been completed,

•	any cash incentive awards, performance shares or performance units which have not been fully earned,

•	any other awards subject to any vesting schedule or transfer restriction, or

•	shares of common stock subject to any transfer restriction imposed by the 2014 Plan,

the Compensation Committee may, in its sole discretion (subject to certain exceptions), accelerate the time at which:

•	such stock option or SAR or other award may be exercised,

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse,

•	such restriction period will end, or

•	such cash incentive awards, performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate.

The Compensation Committee may also waive any other limitation or requirement under any such award, other than a limitation or requirement that is mandatory under the 2014 Plan.

The Compensation Committee may amend the terms of any awards granted under the 2014 Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (other than in connection with the participant’s death or disability, or a change in control) where such action would result in the loss of the otherwise available deduction. Except in connection with certain corporate transactions described in the 2014 Plan, no amendment will materially impair the rights of any participant without his or her consent.

Our Board may, in its discretion, terminate the 2014 Plan at any time. Termination of the 2014 Plan will not affect the rights of participants or their successors under any outstanding awards not exercised in full on the date of termination.

In addition to the provisions in the 2014 Plan regarding acceleration of awards, up to 10% of the maximum number of shares of common stock that may be issued or transferred under the 2014 Plan, as may be adjusted, may be used for stock options, SARs, restricted stock, RSUs, performance shares, performance units and other awards granted under the 2014 Plan that do not comply with the applicable three-year vesting requirements with respect to time-vested awards or the applicable one-year vesting requirements with respect to awards subject to the achievement of performance goals.

No Repricing of Stock Options or SARs. Except in connection with certain corporate transactions described in the 2014 Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs that have an exercise price or base price in excess of the current market price of the underlying shares in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without stockholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the 2014 Plan. This prohibition may not be amended without approval by our stockholders.

Transferability. Except as otherwise determined by the Compensation Committee, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award or other awards granted under the 2014 Plan, or dividend equivalents paid with respect to awards made under the 2014 Plan, will be transferable by the participant except by will or the laws of descent and distribution, and in no event shall any such award granted under the 2014 Plan be transferred for value. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision.

The Compensation Committee may provide at the date of grant additional restrictions on transfer for certain shares of common stock earned under the 2014 Plan.

Adjustments. The Compensation Committee shall make or provide for such adjustments in the numbers of shares of common stock covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the 2014 Plan and, if applicable, in the number of shares of common stock covered by other awards, in the option price and base price provided in outstanding stock options and SARs, in the kind of stock covered by such awards and in cash incentive awards as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

•	any stock dividend, stock split, combination of stock, recapitalization or other change in the capital structure of our company;

•

any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to these events or transactions.

In the event of any such transaction or event or in the event of a change in control, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2014 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Internal Revenue Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change in control, the Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee shall also make or provide for such adjustments in the total number of shares of common stock available under the 2014 Plan, the per-person award limits expressed in shares and any other share limits under the 2014 Plan as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above. However, any adjustment to the number of ISOs that may be granted under the 2014 Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Detrimental Activity and Recapture Provisions. Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Compensation Committee, if a participant, either during (1) his or her employment or other service with us or a subsidiary or (2) within a specific period after termination of employment or service, engages in any “detrimental activity” (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time or under Section 10D of the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange or national securities association on which our common stock is traded.

Withholding Taxes. To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2014 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit or the delivery to us of our common stock. In no event shall the market value of the common stock to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

Effective Date and Termination. The 2014 Plan will be effective as of the date the 2014 Plan is approved by our stockholders (which we refer to as the Effective Date). No grants will be made under the 2007 Plan after the Effective Date, except that outstanding awards granted under the 2007 Plan will continue unaffected following the Effective Date.

No grant will be made under the 2014 Plan after May 13, 2024, which date is 10 years after the date on which our stockholders will have an opportunity to approve the 2014 Plan, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the 2014 Plan. If the 2014 Plan is not approved by stockholders, it will not become effective and no awards thereunder will be granted. In such case, however, the 2007 Plan will remain in effect in accordance with its terms.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2014 Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2014 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax consequences.

Tax Consequences to Participants

Non-Qualified Stock Options. In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of the shares of common stock, if unrestricted, on the date of exercise; and (3) at the time of sale of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares of common stock after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares of common stock have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares of common stock is made by such optionee within two years after the date of grant or within one year after the transfer of such shares of common stock to the optionee, then upon sale of such shares of common stock, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares of common stock at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares of common stock. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares of common stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (which we refer to as the Restrictions). However, a recipient may instead elect under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares of common stock to have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares of common stock (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Cash Incentive Awards. Upon payment in respect of the earning of cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received.

Tax Consequences to Us or Our Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code. In this regard, certain types of awards under the 2014 Plan, such as time-vested restricted stock and RSUs, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

New 2014 Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2014 Plan because the grant and actual pay-out of awards under the 2014 Plan are subject to the discretion of the plan administrator.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of common stock under the 2014 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2014 Plan by our stockholders.

Equity Compensation Plan Information

The following table sets forth information concerning common stock that is issuable upon exercise of an option or other derivative in accordance with our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities issuable under outstanding options)
Equity Compensation Plans Approved by security holders	1,219,639	$33.17	799,342
Equity Compensation Plans Not Approved by security holders(a)	88,934	$33.67	—

Total	1,308,573	$33.17	799,342

(a)	As an inducement to join the Company, on June 13, 2005, the Chief Executive Officer was granted options to purchase 88,934 shares of common stock that are not covered by the equity compensation plans approved by our stockholders. These options have an exercise price of $33.67 per share (the market price of our stock on the grant date was $24.89) and became exercisable on May 31, 2008. The options have an expiration date of June 13, 2015.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED ADOPTION OF THE OM GROUP, INC. 2014 EQUITY AND INCENTIVE COMPENSATION PLAN.

PROPOSAL 3: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2014 and requests that stockholders confirm such appointment. Ernst & Young audited our consolidated financial statements and management’s report on internal control over financial reporting for 2013. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not confirm Ernst & Young as our independent registered public accounting firm, the Audit Committee will reconsider the appointment of our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONFIRM THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL 4: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our stockholders will have the opportunity at the 2014 annual meeting to consider on an advisory basis the compensation of our named executive officers, which we are providing pursuant to Section 14A of the Securities Exchange Act of 1934. As recommended by our stockholders in 2011, we provide this opportunity annually, and the next advisory vote on the compensation of our named executive officers will occur at our 2015 annual meeting. Our compensation for our named executive officers received strong support from our stockholders in our “Say on Pay” vote at our May 2013 annual meeting.

We successfully executed multiple business and strategic initiatives in 2013 and achieved break-through financial results. Strategically, we sold our commodity cobalt and UPC businesses and used the proceeds to repay our debt. Operationally, we hired a new president and chief operating officer, achieved cost reduction savings of $17 million, and launched operational and commercial excellence initiatives across each of our business platforms. We returned $14 million of capital to stockholders and recently declared the first quarterly dividend since 2002. We remain committed to creating long-term value for our stockholders and we are confident that our compensation program and policies motivate us to achieve these results. We encourage you to review the complete “Compensation Discussion and Analysis” contained in pages 30-49 of this proxy statement for complete details regarding our compensation decisions for 2013.

We ask that you support our named executive officers’ compensation as set forth in this proxy statement, and approve, on an advisory basis, the compensation paid to the named executive officers of OM Group, Inc., as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure.

This proposal is intended to relate to the overall compensation of our named executive officers, rather than any specific item of compensation. This stockholder vote is advisory in nature and is not binding upon our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors will review the results of this advisory vote and will consider such results when determining future compensation for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has five regularly scheduled meetings per year. These meetings are usually held in our headquarters in Cleveland, Ohio. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which he or she serves. During 2013, the Board met for five regular meetings and two special meetings. Six of our directors attended 100% of those meetings; one director was unable to attend one of the special meetings due to a previously planned commitment. All directors attended 100% of the meetings of the committees on which he or she served, except two directors who each missed one committee meeting. Each director attended our annual meeting of stockholders held in May 2013. Mr. Christenson’s term began on January 1, 2014 and, as such, he did not attend any meeting held prior to 2014.

Director Independence

In addition to the independence criteria under the NYSE listing standards, our Board of Directors has adopted additional standards to determine director independence. These standards are located in our Corporate Governance Principles for Board of Directors, which can be found in the “Investor Relations — Corporate Governance” portion of our website (www.omgi.com).

The Board has affirmatively determined that Dr. Hans-Georg Betz, Richard W. Blackburn, Carl R. Christenson, Steven J. Demetriou, Patrick S. Mullin, Katharine L. Plourde and William J. Reidy meet these standards of independence. In assessing each director’s independence, the Board reviewed responses from each director on questions intended to determine independence. The Board undertook a further review and discussion of the following:

All commercial transactions between the Company and any other company with which each director had a relationship, either as an executive or as a director. In each case, the Board determined that the director had no involvement with any commercial transaction, the commercial transactions were immaterial, and they did not impact the director’s independence or affect his or her ability to exercise independent judgment as our director.

All commercial transactions between the Company and any other company with which each director had a relationship through family connections. The Board considered that Mr. Reidy’s daughter is employed by PricewaterhouseCoopers. PricewaterhouseCoopers provides certain tax, internal audit support and transaction advisory services to us. The Board considered that internal procedures of PricewaterhouseCoopers do not permit Mr. Reidy’s daughter to be involved with any services it provides to us and that she never has had any knowledge or involvement with any services provided to us by PricewaterhouseCoopers. In light of these circumstances, the Board determined that the relationship did not impact Mr. Reidy’s independence or affect his ability to exercise independent judgment as our director.

All professional transactions between the Company and any other service provider with which each director has a current or recent past affiliation. The Board considered Mr. Mullin’s former affiliation with Deloitte & Touche LLP. Deloitte & Touche LLP occasionally provides tax and transaction related work for us. For 2013, Deloitte & Touche LLP’s total fees were less than $75,000. The Board determined that the Mr. Mullin had no involvement with any professional work performed by Deloitte & Touche LLP, the amount of work undertaken by Deloitte for us was immaterial and that the relationship between Deloitte and us did not impact Mr. Mullin’s independence or affect his ability to exercise independent judgment as our director.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each composed solely of independent directors as defined by the NYSE listing standards and our Corporate Governance Principles. Each Committee has a charter. See “Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters” on page 25 for information regarding the electronic availability of these charters.

The Audit Committee, composed of Ms. Plourde, Messrs. Blackburn, Reidy, Mullin and, as of February 2014, Dr. Betz, met 9 times during 2013. Mr. Mullin is the committee chairperson. The Audit Committee is responsible for, among other things:

•	appointing our independent registered public accounting firm and monitoring our financial reporting process and internal control system;

•	reviewing and approving in advance any non-audit services provided by the independent registered public accounting firm;

•	overseeing the internal audit and risk management functions; and

•	recording, reviewing and resolving as appropriate concerns reported to us regarding accounting, auditing matters or suspected fraud.

In performing its functions, the Audit Committee acts in an oversight capacity for our management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of our financial statements or filings, or conducting audits of financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934. The Board also has determined that each Audit Committee member is financially literate and has designated Mr. Reidy, Ms. Plourde and Mr. Mullin as the Audit Committee financial experts. The Audit Committee’s report can be found under “Audit Committee Report” in this proxy statement.

The Nominating and Governance Committee, composed of Ms. Plourde, Dr. Betz, Messrs. Demetriou and Reidy and, as of February 2014, Mr. Christenson, met 4 times during 2013. Ms. Plourde is the committee chairperson. The Nominating and Governance Committee is responsible for, among other things:

•	recommending to the Board corporate governance principles;

•	advising the Board on other matters relating to the affairs or governance of the Board;

•	recommending to the Board criteria and qualifications for new Board members;

•	recommending to the Board nominees for appointment or election as directors;

•	recommending to the Board the establishment of committees; and

•	recommending to the Board the composition and the chairpersons of each committee.

The process followed by the Nominating and Governance Committee for selecting and nominating directors is explained below under “Process for Selecting and Nominating Directors.”

The Compensation Committee, composed of Dr. Betz and Messrs. Blackburn, Demetriou, Mullin and, as of February 2014, Mr. Christenson, met 4 times during 2013. In addition and as discussed in the “Compensation Discussion and Analysis,” Mr. Demetriou, our committee chairperson, met on multiple occasions throughout the year with certain members of our management, the committee’s compensation consultant, Farient Advisors, and with institutional investors and proxy advisory groups. The Compensation Committee is responsible for, among other things:

•	considering and authorizing the compensation philosophy for our personnel;

•

reviewing and evaluating the chief executive officer’s performance in light of corporate goals and objectives and, together with any outside directors not on the Compensation Committee, setting the chief executive officer’s compensation, and approving perquisites for executives;

•	reviewing and evaluating the performance of executives and setting rates of executive compensation;

•	designating those employees and non-employee directors who will receive awards under our incentive compensation plans, together with the type and size of such grants;

•	determining the bonus levels for key executives and middle management employees under our bonus program;

•	participating in the analysis of our executive compensation programs as described under “Compensation Discussion and Analysis” in this proxy statement; and

•	researching, evaluating and recommending to the Board rates of compensation for directors.

Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” under Section 162(m) of the Internal Revenue Code, and an “independent director” as such term is defined in the NYSE listing standards and under our corporate governance principles. The Compensation Committee has issued a report regarding the “Compensation Discussion and Analysis” portion of this proxy statement, which report can be found immediately following the “Director Compensation Table” in this proxy statement.

Board Leadership Structure and Risk Oversight

The leadership structure of our Board of Directors has been uniform since we became a public company, with our chief executive officer also serving as the chairman of our Board. We believe this unified structure is appropriate for our company, particularly in light of the business transformation that has been the centerpiece of our strategic plan. The structure permits one person to be clearly responsible for leading us in implementing our business transformation and otherwise set the tone for our activities and behavior.

Our Board currently is composed of our chief executive officer and seven independent directors. Mr. Reidy will not stand for reelection this year and will retire from the Board immediately following our annual meeting, as required by our director retirement policy. After the annual meeting we will have seven directors serving on our Board of Directors. Pursuant to our Corporate Governance Principles for the Board of Directors, the Board has the responsibility for selecting the chairman of the Board, which may be the chief executive officer or a director other than the chief executive officer. If the same person is the chief executive officer and the chairman of the Board, the independent directors are required to elect a lead independent director, and the lead independent director serves for a three-year term. Under our Corporate Governance Principles, the duties of the lead independent director include, among others, (a) developing Board meeting agendas with the chief executive officer and, if requested, assisting in developing agendas for meetings of Board committees, (b) facilitating communication and exchanges of views between the chief executive officer and the independent directors, (c) serving as an independent contact point for stockholders, and (d) with the chairperson of the Compensation Committee, overseeing the annual Board evaluation of the chief executive officer. Our independent directors meet in executive session during each regularly scheduled Board meeting, and our lead independent director presides at those executive sessions.

We have had a lead independent director since 2005. Our current lead independent director, Richard W. Blackburn, was re-elected as lead independent director in 2012 for a three-year term. Mr. Blackburn served as an executive vice president, chief administrative officer and general counsel of a large energy company prior to his retirement, and has a background in corporate governance matters. Mr. Blackburn and Mr. Scaminace, our chief executive officer, have a strong working relationship, meeting one-on-one at least quarterly and speaking informally on a regular basis. We believe that the combination of assigned duties of a lead independent director as set forth in our Corporate Governance Principles and the working relationship between our chief executive officer and our lead independent director provides a board leadership structure that is in the best interests of our stockholders.

Risk oversight is carried out at the Board level and by each of our standing committees. The Audit Committee is responsible for overseeing the risk management as it relates to financial reporting, internal control matters, auditing and overall financial risk. The Compensation Committee considers any risks that potentially could arise from our compensation programs and policies, and the Nominating and Governance Committee considers any risks that could arise in connection with matters within its area of responsibility. In addition to these risk oversight activities at the committee level, the entire Board engages in overall risk oversight on both an external and internal basis. As part of this process, management undertakes an overall risk assessment, including at an operational level, and presents its comprehensive assessment to the Board for consideration and discussion among the directors. This risk assessment process is completed on an annual basis, is updated as operating conditions and circumstances change and key risks are monitored and addressed quarterly. We believe our Board leadership structure, including the presence of a lead independent director, is consistent with and supportive of the risk oversight function carried out by the Board.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on our Compensation Committee during 2013 was a current or former officer or employee of ours or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between our executive officers or directors and the Board or compensation committee of another entity.

Process for Selecting and Nominating Directors

In its role as the nominating body for the Board, the Nominating and Governance Committee is responsible for identifying, considering and recommending candidates to fill new or vacant Board positions, reviewing candidates recommended by stockholders, conducting inquiries into the backgrounds and qualifications of director candidates, and recommending director candidates for approval by the Board and the stockholders. As part of this process, the Committee conducts interviews and a conflicts-of-interest assessment of each director candidate.

In making its recommendations, the Nominating and Governance Committee considers a variety of factors, including skills, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the backgrounds of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and such other factors as it deems appropriate and in the best interests of us and our stockholders. As part of its considerations, the Nominating and Governance Committee places a high value upon having directors with experiences and expertise that are diverse from those of other Board members. In addition, the Nominating and Governance Committee has established the following minimum criteria for Board membership. Director candidates must have demonstrated integrity and ethics both personally and professionally and have a record of professional accomplishment. Each candidate must be objective, inquisitive, practical, and possess mature judgment, as well as be prepared to apply sound and independent business judgment, assume broad fiduciary responsibility and represent the long-term interests of all our stockholders. Directors are required to commit the requisite time for preparation and attendance at Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced. Each candidate may serve on up to three publicly or privately held company boards (including ours), and should not be an executive of a company on which one of our executives is a board member. With the advanced consent of the Chairman of the Board of Directors in consultation with the Chair of the Nominating and Governance Committee, a candidate may serve on up to five publicly or privately held company boards (including ours). Further, each candidate (or immediate family member, affiliate or associate) may not have any material personal, financial or professional interest in any present or potential competitor of ours.

When the Nominating and Governance Committee is considering whether to nominate a sitting director for reelection, that director completes a self-evaluation of his or her performance and each of the other directors completes a peer-evaluation of that director. Completed results of the evaluations are provided to the Committee (and to the Board) and are used as part of the analysis of the Committee to determine whether that director should be re-nominated. Pursuant to our director retirement policy, a director may not stand for reelection following his or her 72nd birthday. Accordingly, Mr. Reidy is not standing for reelection at this annual meeting and Mr. Blackburn will not stand for reelection in 2015 when his current term ends.

The Nominating and Governance Committee will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Chairperson of the Nominating and Governance Committee, OM Group, Inc., Flats East Bank Building, 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113 USA. The recommendation letter shall include the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares of our common stock owned by the candidate. The recommendation letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws as well as other information necessary to determine if the recommended candidate is qualified to be a director. Finally, the stockholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Nominating and Governance Committee may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. A complete copy of our Policies and Procedures for Stockholders to Propose Candidates for Directors is available by writing to our Nominating and Governance Committee Chairperson.

Majority Vote Provision and Director Resignation Policy

Our By-Laws provide for a majority vote standard for uncontested elections of directors in which the only nominee for a director position is the nominee recommended by the Board or a committee of the Board. We also have a policy that requires a nominee in an uncontested election who receives a greater number of “withheld” votes than “for” votes to promptly tender his or her resignation to the Board following certification of the stockholder vote.

Under the policy adopted by the Board, the Nominating and Governance Committee will promptly consider any tendered resignation and will recommend to the Board whether to accept any tendered resignation or to take some other action, such as rejecting a tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making its recommendation, the Committee may consider all factors deemed relevant by its members. The Board will act upon the Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case within 120 days following such stockholder vote certification. The Board will review the factors considered by the Committee and may take into account such additional information and factors as the Board believes to be relevant. The policy also contains governance provisions with respect to the status of a director who has tendered his or her resignation following a majority “withheld” vote and the process for committee action if multiple directors are so affected. The policy requires us to report the Board’s decision in a report filed with the Securities and Exchange Commission. The complete policy is contained in our Corporate Governance Principles for Board of Directors which is posted in the “Investor Relations — Corporate Governance” portion of our web-site (www.omgi.com).

Director Qualifications and Attributes

Each of our directors brings a strong and unique background and set of skills to the Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, accounting, manufacturing, international business, and private equity. Set forth below are the attributes of each director and key factors that the Nominating and Governance Committee has considered important to their inclusion on our Board.

Hans-Georg Betz has extensive executive experience leading high technology and materials science companies on a global level. He brings strong industry experience in the specialty energy and power sectors that are important to our strategic focus, and his engineering skills and technical background are valuable assets to our Board. As a chief executive officer of three different companies, he has successfully managed under difficult economic conditions and has been instrumental in leading for transformative growth. He has significant professional experience in Europe, the United States and Asia and brings to our Board first-hand knowledge of operating businesses in those regions. He has public company experience as an executive and director, including as the non-executive chairman of the board for a NASDAQ traded company, which experience supplements and supports our Board’s oversight and governance responsibilities and provides expertise to the committees on which he serves.

Richard Blackburn brings a combination of legal expertise and executive management experience to the Board. Prior to working for Duke Energy, he was president of a worldwide communications and media company where he gained executive management and international operational experience. As the chief administrative officer and general counsel of Duke Energy, he developed expertise in the areas of governance, compliance and executive compensation. His long-term participation on executive management teams at several companies gives him leadership and consensus-building skills that help him define and effectively execute his responsibilities as our lead independent director.

Carl Christenson brings extensive executive management and leadership experience to our Board. Mr. Christenson has a strong record of accomplishment in building industrial businesses and as a chief executive officer of a publicly traded company he understands capital markets and the investment community. He has thoughtfully and successfully led companies through both expansions and restructurings and is very familiar with international operating challenges and opportunities. His international experience along with his strong engineering, finance and strategic background are valuable additions to our Board skill set. He has been an active member of the Altra Holdings Inc. Board of Directors and is very familiar with corporate governance issues and public company priorities, which provides strong support and expertise to our Board and to the committees on which he serves.

Steven Demetriou has expertise in executive management and operations and brings a broad array of business skills and functional disciplines to the Board. He has had extensive experience in running and transforming businesses with international operations, from which he has developed leadership skills and an understanding of the complexities involved with international operations. He has led two companies through successful sales of their businesses and has served as the chief executive officer of a public company traded on the NYSE. He has also led Aleris International through a financial restructuring and a bankruptcy reorganization. He has strong finance skills, substantial board experience and familiarity with specialty chemical and specialty material businesses, all of which are important to our Board and committee functions. His finance background and broad-based experience with executive compensation provide a solid foundation for effectively executing his responsibilities as chairperson of the Compensation Committee.

Patrick Mullin has extensive background in public accounting, with over thirty years’ focus on mergers and acquisitions, and contributes that expertise to our Board. He served as the Managing Partner of the Northeast Ohio practice of one of the world’s largest accounting firms, Deloitte & Touche LLP, for over ten years. Mr. Mullin also holds other leadership roles, including serving on the board of another publicly traded company and on the boards of several community organizations from which he has developed leadership and oversight skills essential to an effective Board. In addition, Mr. Mullin is one of three directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial leadership and expertise to the Audit Committee, as its chairperson.

Katharine Plourde provides strong analytic and finance skills to our Board. She has long-term experience as a securities analyst, where she developed and published top-rated research on specialty chemical, specialty material and industrial gas companies. In addition to her industry specific expertise, she brings unique insights into individual and institutional investor issues through her nearly 16 years as a securities analyst. She also has a strong finance background, substantial other board experience and long-term experience on our Board. Ms. Plourde is one of three directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial expertise through her participation on the Audit Committee. She provides leadership to the Nominating and Governance Committee as its chairperson and in that role has worked with Mr. Scaminace to reconfigure and strengthen the membership of our Board.

William Reidy has been an important member of our Board since 2002 and will retire from the Board immediately after the annual meeting. Mr. Reidy has an extensive background in public accounting and provides that expertise to our Board. He led a major office of one of the world’s largest accounting firms, PricewaterhouseCoopers LLP. He retired from PricewaterhouseCoopers in 1999 after a 35-year career with the firm. In addition, Mr. Reidy holds or has held other leadership roles, including currently as a member of the Board of Trustees of The Cleveland Clinic, a provider of health care services, and serves on the board of several community organizations including the Community West Foundation and the Gateway Economic Development Corporation. Mr. Reidy is one of three directors who have been determined by our Board to be an Audit Committee financial expert, and provides that expertise through his participation on the Audit Committee.

Communications with the Board

You may contact the Board, the lead independent director or the independent directors as a group by sending a letter marked “Confidential” and addressed to Lead Independent Director, OM Group, Inc., c/o Valerie Gentile Sachs, Secretary, Flats East Bank Building, 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113 USA.

Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters

Our Code of Conduct and Ethics applies to all of our directors and employees, including our chief executive officer, our chief financial officer and our corporate controller. The Code of Conduct and Ethics, our Corporate

Governance Principles and all committee charters are posted in the “Investor Relations — Corporate Governance” portion of our web-site (www.omgi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to OM Group, Inc., Flats East Bank Building, 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113 USA, Attention: Investor Relations.

Certain Relationships and Related Transactions

There were no reportable transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common stock, either during 2013 or up to the date of this proxy statement.

We review all transactions between us and any of our officers and directors. Our Code of Conduct and Ethics, which applies to all directors and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. In addition, our Corporate Governance Principles for the Board of Directors and Audit Committee Charter contain procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors and for approving reportable transactions. The Corporate Governance Principles require that directors discuss any potential conflict of interest, including a reportable transaction, with the chairman of the Board and the lead independent director, and that the chairman and lead independent director raise the issue with the Audit Committee or full Board, if appropriate, to determine whether a conflict of interest or reportable transaction exists. In accordance with its charter, the Audit Committee must consider and vote on all reportable transactions. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Stock Ownership Guidelines

Our stock ownership guidelines align the interests of our executives and non-employee directors with those of our stockholders. All of our named executive officers currently meet the applicable stock ownership guidelines. All of our non-employee directors currently meet the applicable stock ownership guidelines, except for Carl Christenson, who was appointed to the Board this year and, therefore, is still working towards meeting the ownership requirement.

For executives, the required minimum stock ownership level is the lesser of an established minimum number of shares or a number of shares having a value that is a specified multiple of an executive’s base salary, as follows:

	Minimum Number of Shares	Multiple of Base Salary
Chief Executive Officer	100,000	5x
Chief Operating Officer	50,000	4x
Chief Financial Officer	20,000	3x
Vice President (Executive level)	20,000	3x

Individuals becoming a covered executive are expected to meet the applicable stock ownership guidelines within five years of becoming a covered executive. Executives should hold at least the minimum number of shares for so long as they are covered executives. Executives who do not meet the guidelines may not sell any common stock they acquire through vesting of restricted stock or restricted stock unit awards or upon the exercise of stock options, except to pay applicable taxes or the option exercise price. Failure to meet the guidelines also may result in a reduction in a covered executive’s future long-term incentive awards.

For non-employee directors, the required minimum stock ownership level is the lesser of 5,000 shares or a number of shares having a value of 3 times the annual cash retainer of a non-employee director. Individuals becoming a non-employee director are to meet the applicable stock ownership guidelines within three years of becoming a non-employee director. Non-employee directors should hold at least the minimum number of shares for so long as they are directors. Non-employee directors who do not meet the guidelines will have their entire annual retainer paid in shares until the guidelines are achieved.

Shares counted towards our stock ownership guidelines include shares held directly or through a broker, shares acquired in open market purchases or stock option exercises, and certain of the shares received through restricted stock awards made under our equity-based compensation plans.

Beneficial Ownership

The following table sets forth information concerning the number of shares of our common stock beneficially owned by our current directors, the named executive officers included in the summary compensation table in this proxy statement, and all our directors and executive officers as a group as of January 31, 2014. As of that date, Mr. Scaminace beneficially owned approximately 2.3% of our outstanding shares of common stock, and the percentage of shares beneficially owned by each of our other directors did not exceed 1% of our outstanding shares of common stock on an individual basis. All of our directors and executive officers as a group beneficially owned approximately 3.8% of our outstanding shares of common stock.

The totals shown below for each person and for the group include shares held personally and shares acquirable within 60 days of January 31, 2014 by the exercise of stock options granted under equity-based compensation plans. Each person has sole voting and investment power with respect to all shares shown.

Amount and Nature of Beneficial Ownership as of January 31, 2014

Name of Beneficial Owner	Direct or Indirect Ownership	Exercisable Options	Total
Hans-Georg Betz	6,020	—	6,020
Richard W. Blackburn	15,679	—	15,679
Carl R. Christenson	—	—	—
Steven J. Demetriou	13,679	—	13,679
Stephen D. Dunmead	—	—	—
Christopher M. Hix	61,200	21,097	82,297
Michael V. Johnson	27,750	26,664	54,414
David B. Knowles	30,700	—	30,700
Patrick S. Mullin	9,686	—	9,686
Katharine L. Plourde	8,271	—	8,271
William J. Reidy	14,388	—	14,388
Valerie Gentile Sachs	49,218	112,234	161,452
Joseph Scaminace	244,876	485,139	730,015
All directors and executive officers as a group (consisting of 13 persons)	516,413	703,856	1,220,669

The following table sets forth information concerning each person known to us to be the beneficial owner of more than 5% of our outstanding common stock. All information is as of December 31, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	3,379,672	10.60%
40 East 52nd Street
New York, New York 10022
Dimensional Fund Advisors LP(2)	2,788,472	8.72%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Capital Research Global Investors(3)	2,555,000	8.00%
333 South Hope Street
Los Angeles, California 90017
FMR LLC(4)	2,000,049	6.25%
245 Summer Street
Boston, Massachusetts 02210
The Vanguard Group, Inc.(5)	1,941,992	6.07%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	Information regarding share ownership was obtained from the Schedule 13G/A filed on January 10, 2014 by BlackRock, Inc. BlackRock, Inc. is the parent holding company of the following subsidiaries that acquired our common stock reported in the Schedule 13G/A: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Fund Management Ireland Limited; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Japan Co. Ltd. BlackRock Fund Advisors beneficially owns five percent or greater of our shares of outstanding common stock as of December 31, 2013.

(2)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 10, 2014 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess sole voting power as to 2,724,548 shares and sole investment power as to 2,788,472 shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of our common stock held by the Funds. However, all securities reported in the Schedule 13G/A filed by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)	Information regarding share ownership was obtained from the Schedule 13G filed on February 13, 2014 by Capital Research Global Investors (CRGI), a division of Capital Research and Management Company (CRMC). CRGI is deemed to be the beneficial owner of 2,555,000 shares or 8.00% our common stock outstanding as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. One or more clients of CRGI have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock. CRGI holds more than five percent of our outstanding common stock as of December 31, 2013 on behalf of its client, SMALLCAP World Fund, Inc.

(4)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on February 14, 2014 by FMR LLC, Edward C. Johnson 3d (Chairman of FMR LLC), Fidelity Management & Research Company (“Fidelity”) and Fidelity Low-Priced Stock Fund. Fidelity, a wholly owned subsidiary of FMR LLC, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of 2,000,000 shares or 6.254% of our common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of the investment company, Fidelity Low-Priced Stock Fund, amounted to 2,000,000 shares or 6.254% of our common stock outstanding. Each of Fidelity and Fidelity Low-Priced Stock Fund has its principal business office at 245 Summer Street, Boston, Massachusetts 02210. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and Fidelity Low-Priced Stock Fund each has sole power to dispose of the 2,000,000 shares owned by Fidelity Low-Priced Stock Fund. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity Low-Priced Stock Fund, which power resides with Fidelity Low-Priced Stock Fund’s board of trustees. Fidelity carries out the voting of the shares under written guidelines established by Fidelity Low-Priced Stock Fund’s board of trustees. Strategic Advisers, Inc., 245 Summer Street, Boston, MA 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 49 shares, or 0.000%, of our common stock outstanding, beneficially owned through Strategic Advisers, Inc.

(5)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 12, 2014 by The Vanguard Group, Inc. (“Vanguard”). Vanguard is the parent holding company of Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary, which is the beneficial owner of 48,333 shares, or 0.15%, of our outstanding common stock as a result of serving as investment manager of collective trust accounts. VFTC has the sole power to vote and shared power to dispose of such 48,333 shares, and Vanguard has the sole power to dispose of 1,893,659 of our shares of common stock. Also, Vanguard is the parent holding company of Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary, which is the beneficial owner of 1,900 shares, or 0.00%, of our outstanding common stock as a result of serving as an investment manager of Australian investment offerings. VIA has the sole power to vote such 1,900 shares, and Vanguard has the sole power to dispose of 1,893,659 of our shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Organization

In 2013, we made significant changes to our executive pay programs in response to a negative Say on Pay vote in May 2012. The executive pay program as modified was widely endorsed by stockholders, as evidenced by our 99% positive Say on Pay vote in May 2013. While we are pleased with the results of the 2013 vote, we continue to assess and review the compensation program to best align with our stockholders’ interest and long-term growth. This CD&A focuses on our executive pay philosophy and programs, our financial, strategic, and stockholder accomplishments, our pay for performance results for 2013, and our compensation decisions for 2013. In addition, it also previews our executive pay plans for 2014. For 2013, our named executive officers comprise:

•	Joseph Scaminace — Chairman and Chief Executive Officer

•	David Knowles — President and Chief Operating Officer

•	Christopher Hix — Vice President and Chief Financial Officer

•	Valerie Gentile Sachs — Vice President, General Counsel and Secretary

•	Michael Johnson — Vice President, Human Resources

•	Stephen Dunmead — Former Vice President and General Manager, Specialties Group

The compensation discussion and analysis is divided into sections as follows:

•	Part I Pay Philosophy and Programs

•	Part II Financial, Strategic, and Stockholder Accomplishments

•	Part III Pay for Performance Results for 2013

•	Part IV 2013 Compensation Decisions and Rationale

•	Part V Preview of 2014 Pay Program

•	Part VI Other Compensation Elements and Matters

Part I: Pay Philosophy and Programs

In making pay decisions for 2013, the Compensation Committee reaffirmed its pay positioning philosophy of setting overall pay generally at the 50th percentile of competitive levels, with individual variation that may reflect incumbent experience and breadth of responsibilities in the role. Competitive levels for named executive officer compensation will continue to be benchmarked against a peer group that is relevant to our business model and size, as well as to broader market surveys of industrial companies that are geared to our size. As part of our continued strategic portfolio optimization, we divested our Advanced Materials business and our Ultra Pure Chemicals business in 2013. While those divestitures decreased our revenue profile for 2013, we now have a much stronger balance sheet and a significant cash position. The balance sheet and cash position are important, as they will support our continuing business strategy of focusing on both organic growth and growth from synergistic acquisitions. As a result, the Compensation Committee used size-adjusted market pay data, gearing to $1.5 billion in revenue, which is indicative of our expected revenue size in the foreseeable future, as we continue to grow organically and through synergistic acquisitions.

Compensation Philosophy and Objectives

Our compensation philosophy has the following primary objectives:

•	Attract, retain, focus, and develop highly-qualified executives;

•	Provide overall target total direct compensation that is competitive, i.e., at the 50th percentile, with our peers and defined marketplace;

•	Align the compensation of our executives with our business results by providing actual compensation that is commensurate with performance;

•	Within the context of our overall results for stockholders, recognize and reward individual performance through differentiated salary positioning and short- and long-term incentive awards; and

•	Balance the cost of executive compensation with the targeted goals to be achieved.

To achieve these objectives, we compensate our executives through a combination of base salary, annual bonus and long-term stock-based incentive awards. We balance the total direct compensation of our executives among fixed and variable compensation, short- and long-term compensation, and cash as well as stock-based compensation. The amount of total direct compensation for executives is allocated by the Compensation Committee among the various types of compensation in a manner designed to achieve our overall compensation objectives. In addition, the proportion of an executive’s total compensation that is dependent upon corporate performance, or “at risk,” is larger as the executive level rises. The satisfaction of performance goals in large part determines an executive’s bonus and long-term incentive compensation.

Although target total direct compensation of our executives approximates the market median, an executive’s actual total direct compensation could vary significantly depending upon our actual performance against established goals. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, if our results are below target performance, executives may earn compensation that is well below the relevant market median.

Total Compensation and Elements of Compensation

Our primary focus in compensating executives is “target total direct compensation,” which comprises base salary, annual target bonus, and the estimated target value of long-term stock-based incentives. We do not provide substantial executive benefits and perquisites in the total compensation package. The table below delineates our pay components, their role, and the decision-making process surrounding each component:

Summary of Role and Decision-making Process for each Pay Component

Pay Component	Role	Determination Process
Base Salary	¡ Provide predictable level of current income ¡ Attract and retain qualified executives

¡  Responsibilities

¡  Competitive market norms and pay positioning

¡  Parity with other internal positions

¡  Assessment of individual skills and competencies

¡  Assessment of performance

¡  For new hires, compensation at previous employer

Annual Incentive Plan (AIP)	¡ Focus on achieving annual financial and strategic performance to support long-term value creation	¡ Target awards established based on position level and external market comparisons ¡ Actual awards determined based on company and unit performance vs. goals
Long-term Incentives (LTIs)

¡  Focus on long-term financial results that are linked to the sustained creation of value for stockholders

¡  Align the interests of executives and stockholders

¡  Encourage equity ownership

¡  Encourage retention of key talent

¡  Target awards established based on position level and external market comparisons

¡  Vehicle mix determined by position level based on desired emphasis on performance and retention, as well as accepted standards of good governance

¡  Actual awards determined based on company stock price and financial performance vs. goals

Retirement, Health, and Welfare Benefits	¡ Provide a competitive level of protection to support the health and wellbeing of our employees and their families and to assist in their saving on a tax-deferred basis	¡ Competitive market norms
Perquisites	¡ De-emphasize perks by providing cash payment in lieu of perks to certain officers	¡ Competitive market norms ¡ Simplicity ¡ Internal equity ¡ Standards of good governance
Severance	¡ Pursuant to policy, provide protection in the event of termination under certain circumstances	¡ Competitive market norms ¡ Standards of good governance
Change in Control	¡ Pursuant to policy, provide protection in the event of termination under certain circumstances	¡ Competitive market norms ¡ Standards of good governance

Each component of pay is described in more detail in Part IV covering 2013 Compensation Decisions and Rationale below.

For 2013, we redesigned our compensation programs, addressing the factors raised by stockholders while also taking into account our strategic transition away from commodity businesses to technology-based, value-added businesses. These value-added businesses comprise magnetic technologies, battery technologies and specialty chemicals, which are defined by innovation and technology, value-added solutions, attractive end markets and customized products and services. Accordingly, for 2013, we aligned our quantitative performance metrics toward operating profit growth, return on net assets (RONA), and relative total stockholder return (TSR). In addition, we established strategic goals to drive and reward achievement of revenue and profit growth derived from leading market positions in niche businesses, commercialization of innovative technologies, improved operational results, and synergistic acquisitions.

The table below summarizes the 2013 pay program. A more detailed discussion of the pay program design and pay component is covered in Parts III through VI of this Compensation Discussion and Analysis.

Summary of 2013 Pay Program

Pay Design/ Disclosure	2013 Compensation Program
Performance Measures

¡    Annual Incentive Plan (AIP) measured at corporate and business unit level based on key value drivers and Company strategy:

–    75% operating profit

–    25% strategic indicators

¡    Performance Restricted Share (PRS) based on key value drivers and strategy:

–    50% RONA

–    50%TSR vs. un-weighted Russell 2000

LTI Pay Mix	¡ For named executive officers and other corporate executives, 50% stock options and 50% PRS ¡ For other participants, 30% stock options, 20% Time-Based Restricted Stock Units (RSUs), 50% PRS

Time Horizon	¡ Performance for PRS plan measured over 3-year rolling periods ¡ 3-year ratable vesting for stock options ¡ 3-year cliff vesting for RSUs

Peer Group

¡    Peer group reflects our business strategy post-transformation

¡    Peer group median at $2.3 B revenue, but pay data proportionately adjusted to align with our revenue size of $1.5 B - $2.0B

¡    Survey data from $1.5 - $2.0B size cut

Pay positioning	¡ Pay positioning at 50th percentile ¡ No 2013 salary increases for named executive officers

Dilution

¡    Value-based grants, subject to 2% gross annual dilution limit (i.e., grants as a % of shares outstanding not adjusted to an option equivalent basis) and a 3% three-year average limit on an option equivalent basis (i.e., ISS cap)

Risk Mitigators	¡ Ownership guidelines ¡ Anti-hedging policy ¡ Adoption of clawback policy, generally consistent with Dodd-Frank guidelines

Change in Control (“CIC”) and Severance	¡ Reasonable CIC and severance multiples (for chief executive officer, 3x multiple in CIC, 2x for non-CIC ¡ No 280G tax gross-ups for new officers since 2010 ¡ Double triggers on cash and equity

Disclosures	¡ Clear disclosure of rationale for changes and how chief executive officer pay and performance are aligned ¡ Any adjustments to performance results within stated guidelines and clearly spelled out

Part II: 2013 Financial, Strategic and Stockholder Accomplishments

In 2013, we delivered $121 million of adjusted EBITDA1, which met the performance expectations we set for the year. This achievement was a direct result of our portfolio transformation as well as the focused execution of our plan for 2013.

We divested our commodity Advanced Materials and UltraPure Chemicals businesses for a combined $392 million in net cash proceeds. We used the proceeds, along with some cash on hand, to repay all of our outstanding indebtedness. In 2013, we negotiated a new $350 million revolving credit facility, which provides more capacity and better terms than our previous revolver. At December 31, 2013, we had $118 million of cash and no debt providing us with a high level of financial flexibility.

Net sales in 2013, excluding the impacts of divested businesses and rare-earth pricing pass-throughs, were up slightly year-over-year. This performance was driven by another strong year in Battery Technologies, which improved sales by 5 percent compared with a year ago, primarily due to continued strength in defense and strong momentum in medical. Demand for Magnetic Technologies products was down slightly because of the continued macroeconomic weakness in Europe, and demand was also down in Specialty Chemicals due to overall market conditions. Adjusted EBITDA was up 8 percent over 2012, mainly due to the $17 million of savings from cost reduction actions and higher sales in Battery Technologies.

Our cash flow performance was strong for the year, as we generated $63 million of cash from operations, headlined by a $15 million contribution from lower working capital. Working capital efficiency is a key focus of our financial discipline. In 2013, we made significant progress on working capital efficiency, and we expect to continue that trend in the coming year.

We also demonstrated our commitment to stockholder returns. In January 2013, we announced a share repurchase program of up to $50 million of our common shares, and returned $14 million to stockholders through repurchases under this program during the year. We also initiated in early 2014 our first quarterly dividend since 2002.

We strengthened our leadership and governance in 2013 with two key additions. In April, we hired David Knowles as our President and Chief Operating Officer. With nearly 30 years of leadership experience, David is already making a difference in driving our operations and commercial excellence initiatives. In December, we announced the addition of Carl Christenson, Chief Executive Officer of Altra Industrial Motion Corp., to our Board of Directors. Carl is a great addition to the Board, as he brings a strong engineering and management background as well as a global business perspective.

Finally, the external market reaction to the above accomplishments during 2013 has been a substantial increase in the stock price over the last fiscal year. This has provided stockholders with a one-year total stockholder return of 64%.

Part III: 2013 Pay and Performance Analysis

Despite this strong performance and overall transformation of our Company, we did not achieve all of our performance metrics. Therefore, the Compensation Committee approved below target, i.e., 92.4% of target Annual Incentive Plan payouts for 2013 and only 20.0% vesting of the total shares granted on the 2011-2013 PRS. Since the 2007 Plan only permitted PRS grants to be made at a maximum level, this vesting result is equivalent to 40% of the target shares. As a result, the named executive officers forfeited PRS with a total value of $1,154,343 and vested a total value of $331,433. (See Part IV of the “Compensation Discussion and Analysis” for greater detail.)

Farient Advisors evaluated the relationship between our executive pay and performance over time, focusing primarily on the chief executive officer. The analysis is based on our peer group as revised during August 2013, and tests whether our Performance-Adjusted Compensation (PAC) was reasonable for our revenue size within

[1]	This is a non-GAAP financial measure. Please see page 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a reconciliation to the comparable US GAAP amount.

the context of our peer group’s PAC and TSR. Use of TSR in this analysis is essential in that it is an objective measure that stockholders often rely upon when conducting a long-term pay-for-performance evaluation. PAC identifies actual compensation outcomes on a post-performance basis in contrast to target compensation, which represents “expected” compensation before performance outcomes are known.

Farient Advisors compared the chief executive officer’s PAC (actual salary, actual short-term incentive awards, performance-adjusted long-term incentive values, and pension and other compensation) over rolling 3-year periods to our TSR for the same rolling 3-year periods, and tested the results against those same compensation components for companies in our peer group. Our chief executive officer’s PAC was then compared to a range of values, called the Alignment Zone, as indicated by the upper and lower boundaries on the chart below. The Alignment Zone indicates the reasonable range of pay outcomes for the performance actually delivered based on our size and the historical pay-for-performance experience of the peer group.

This analysis demonstrates, as indicated in the chart below, that our chief executive officer’s compensation has been reasonable for the performance delivered for the three-year periods ending in 2011, 2012, and 2013, as well as in the most recent one-year period of 2013. Furthermore, an analysis by Farient Advisors indicates that the 2014 pay program will continue to produce strong pay and performance alignment for stockholders going forward.

Part IV 2013 Compensation Decisions and Rationale

2013 Peer Group and Market Data

The Compensation Committee sets total compensation and compensation by component for our named executive officers based on its 50th percentile pay positioning philosophy, with individual variation that may reflect incumbent experience and breadth of responsibilities in the role. In 2013, competitive pay levels for named executive officer compensation were benchmarked using the proxy data of our peer companies, supplemented with data from nationally recognized compensation surveys.

The peer group established in August 2012 as part of our re-evaluation of the executive pay program and used for pay actions that took place in February 2013, was built around appropriate competitive benchmarks in light of our business model transformation and stockholder perspectives about the size of existing peer companies. In determining whether to include a company in the peer group, the Compensation Committee considered the following: Chemical and Industrials industry GICS codes, size ranging from $500 million to $4 billion in revenue (from about 1/4 to 2x our revenue), and specific business model criteria, i.e., primarily industrial (vs. consumer) applications, engineered products and/or materials, components (vs. finished) products, diverse product offerings, similar complexity with two or more business segments, and a significant proportion (i.e., >25%) of non-US revenue.

This analysis resulted in a peer group with revenue ranging from $1.1 billion to $3.8 billion, and median revenue of about $2.3 billion (based on latest available fiscal year end through June 30, 2012). Specifically, the following companies were included in the peer group for making 2013 pay decisions:

Albermarle Corporation	GrafTech International Ltd.	Rockwood Holdings, Inc.
Ametek Inc.	Hexcel Corporation	RPM International Inc.
Crane Co.	Kennametal Inc.	A. Schulman, Inc.
Cytec Industries Inc.	Materion Corporation	Spartech Corporation
EnerSys	NewMarket Corporation	Stepan Company
H.B. Fuller Company	PolyOne Corporation

For the 2013 peer group, the following companies were eliminated from the prior year peer group for the following reasons:

•	W.R. Grace was in bankruptcy, causing the compensation arrangements to be less relevant;

•	Solutia was acquired by Eastman Chemical in July 2012;

•	Ferro was not viewed as a key competitor given our business strategy going forward;

•	Kronos Worldwide was a majority-owned subsidiary of Valhi with pay practices that are largely discretionary; and

•	Valspar was a consumer-oriented paint company that does not fit our business model criteria.

For the 2013 peer group, the following companies were added for the following reasons:

•

Ametek Inc., Crane Co., and Kennametal Inc. manufacture industrial, electronic and/or electromechanical products that feature engineered products, engineered components or other advanced materials, consistent with our business model; and

•	EnerSys, a manufacturer of batteries.

The 2013 peer group was used for benchmarking our chief executive officer and chief financial officer pay, in conjunction with using survey data. In addition, the peer group was used for benchmarking program design characteristics, dilution levels, relationship between pay and performance, and performance levels as inputs to making 2013 pay level, program design, and goal-setting decisions. For the pay analysis, pay data of the peer companies was size-adjusted using regression analysis to reflect a company of between $1.5 and $2.0 billion in revenue.

In addition to using peer company pay data, Farient Advisors also identified and relied upon the 2012 Towers Watson — U.S. General Industry Top Management Survey and the 2012 Mercer — U.S. Benchmark Database for determining benchmark compensation data for 2013 pay decisions. These surveys reflect the broader market of industrial companies with revenue between $200 million and $2.5 billion.

Based on the new benchmarking data, the Compensation Committee decided to set 2013 target total direct compensation, comprised of salary, target bonus, and target long-term incentive values at the “planning price”, which is targeted as the average high and low of the daily stock prices 30 days prior to the grant date, at less than 2012 target pay for our named executive officers. Base salaries for our named executive officers in 2013 were unchanged from 2012, as were target annual incentive opportunities. The long-term incentive grant values reflected the desired 50th percentile pay positioning and adhered to our share usage guidelines.

2013 Base Salaries

We use base salaries to provide a predictable level of current income. Our base salaries are designed to assist in attracting and retaining qualified executives. Each of our named executive officers has a base salary that is based upon a determination of the requirements of his or her position, an assessment of individual skills and competencies, including overall operational performance and execution of responsibilities, and upon the base salary level for executives in similar positions with companies within our peer group. It may also reflect an executive’s compensation level prior to joining us. When establishing base salaries for our executives, we do not take into account any awards previously made, including the results of equity-based awards under our long-term incentive plans. In the case of our chief executive officer, the Compensation Committee assesses his performance and determines his base salary level. For other executives, our chief executive officer assesses their performance and makes individual recommendations of base salary levels for consideration by the Compensation Committee.

None of our named executive officers received a base salary increase in 2013. Mr. Knowles was hired as our President and Chief Operating Officer effective April 8, 2013, and his annualized salary for 2013 was $500,000. We believe that our executive officers’ base salaries as a group continue to approximate the market median. This approach is consistent with our pay philosophy.

2013 Annual Incentive Plan (AIP)

We maintain an Annual Incentive Program (AIP) that provides our management employees, including our executives, with the opportunity to earn awards based upon our financial performance. Annual bonuses are intended to provide incentives for executives to endeavor to achieve established annual goals and receive awards when those goals are met or exceeded. When combined with base salaries, annual bonus opportunities for our executives generally are set to provide market median total cash compensation when target performance goals are met.

We select the target bonus opportunities based upon competitive information that is derived from market data provided by Farient Advisors. The Compensation Committee reviews the proposed bonus compensation for our executives following the availability of our financial results for a completed year, considers the recommendations of our chief executive officer (with respect to executive officers other than himself) and determines the bonus amounts. The Compensation Committee has the authority to exercise discretion in approving the amount of any bonus, notwithstanding the performance criteria established for bonuses.

For each participant in the AIP, we establish a threshold objective, a target objective, and a maximum objective for each AIP criterion. These levels are designed to reflect results that range from an acceptable return to stockholders (threshold), to a more demanding but achievable result (target), and finally to a stretch objective that normally would be achieved infrequently (maximum). All bonuses are calculated on a linear basis between these threshold and maximum levels. Annual bonuses are self-funded in the sense that the threshold, target and maximum objectives are net of the aggregate amount that would be payable as bonuses at each level. Annual bonuses are paid in cash.

We strengthened the link between pay and performance through modifications to the performance measures in our 2013 incentive plans. As part of our program redesign for 2013, the Compensation Committee, following its consultation with Farient Advisors, analyzed which measures of performance have the greatest impact on stockholder value. This analysis showed that operating profit growth and return on net assets (RONA) are powerful drivers of value. Further, if we produce consistently higher levels of operating profit and strong RONA over the long-term, those results would be expected to lead to bottom-line results that drive a competitive return to our stockholders. As a result, we continued to use these measures in our 2013 incentive plan.

In addition, given the importance of our growth strategy to long-term stockholder value, the Compensation Committee allocated a smaller but meaningful portion (i.e., 25%) of the annual incentive plan to an assessment of strategic performance. The strategic scorecard balanced short term performance with continued emphasis on a number of growth initiatives, comprising free cash flow, organic growth, cost improvements, and corporate development. Free cash flow supported organic growth and corporate development reflecting management’s ability to manage our capital for current operations and generate cash for future operations and expansions. Our organic growth programs were intended to develop and commercialize new technologies and products to increase market share, extend geographic reach to develop new markets with attractive global growth trends, and expand sales and marketing to capture new customers. Structural fixed cost improvements were intended to improve operational efficiency and profitability going forward. Corporate development provided a structure for identification of synergistic acquisitions that will fit with our existing platforms and add value. Specific goals were set for each of these initiatives, of which some are easily quantifiable and some are not, and the Compensation Committee assessed the results for each within the context of each initiative’s relative criticality to the Company during 2013.

2013 Annual Incentive Performance Measures

Measures and Weightings	Rationale for Selection
¡ 75% Operating Profit ¡ 25% Strategic Scorecard ➢ Free Cash Flow ➢ Organic Growth Programs ➢ Structural Fixed Cost Improvements ➢ Corporate Development	¡ Increased weighting on operating profit ensures strong link to stockholder value ¡ Strategic scorecard focuses executives on executing new growth strategy

Every year, as part of the assessment process, the Compensation Committee will consider the following adjustments to performance results when determining incentive payouts. For the 2013 Annual Incentive Plan and 2013-2015 PRS plans, adjustments that will be considered include those that: (1) encourage appropriate actions for the long-term health of the business, (2) likely will not have a material adverse effect on Company value, and (3) are fair to participants as well as stockholders. Potential adjustments include such items as write-offs of goodwill and intangible asset impairment charges, fees and costs specific to a transaction, one-time unbudgeted restructuring charges, unplanned severance costs, unplanned legal settlements, unbudgeted costs associated with changes in environmental regulations, and unbudgeted changes in accounting principles and rules. In addition, adjustments for material unbudgeted acquisitions will be made on a case by case basis.

Our executives had a 2013 annual bonus opportunity based 75% on consolidated operating profit and 25% upon the strategic scorecard. The weight on the consolidated operating profit was increased to 75% in 2013 compared to 55% in 2012 to strengthen the emphasis on profitable operations. We calculated operating profit by starting with net sales and deducting the costs of products sold and other operating expenses. For the strategic scorecard, we calculated free cash flow from operating activities less capital expenditures. We calculated organic growth by comparing 2013 revenue, excluding rare earth pricing impacts and the divestitures, to the corresponding 2012 revenue, and structural fixed cost improvements by tracking cost reduction actions and their impact on 2013 results. The Compensation Committee assessed corporate development performance on a qualitative basis.

The 2013 objectives for our threshold, target, and maximum operating profit, free cash flow, organic growth and structural fixed cost improvements goals, were based upon our budget, and the threshold and maximum levels were set to take into account comparisons to our peer group practices. In addition, the budget for operating profit was set in relation to our actual 2012 performance whereas the budgets for free cash flow, organic growth and structural fixed cost improvements were set based on budget and strategic needs for 2013 and beyond. Last, the corporate development goals were based on generating an acquisition pipeline and evaluation process to drive our growth strategy. The following table sets forth these goals and how they were determined.

2013 Annual Incentive Performance Measure Determination

	Financial	Strategic Scorecard
Goal Levels	Operating Profit	Free Cash Flow	Organic Growth Programs	Structural Fixed Cost Improvements	Corporate Development(3)
Maximum	+30% of Target	+30% of Target	+30% of Target	+30% of Target	Robust level exceeds milestones
Target	25% above 2012 Actual(1)	Budget	Budget	Budget	Milestones effectively met
Threshold	-30% of Target	-30% of Target	-30% of Target	-23% of Target(2)	Milestones not met effectively

(1)	Excluding the divested Advanced Materials business
(2)	The spread between the threshold and target goals for the Structural Fixed Cost Improvements initiative was narrower than the other measures to recognize the importance of structural fixed cost adjustments following the divestitures.
(3)	This goal comprised of milestones around our strategic process including development of targets, execution team(s) and well defined merger/acquisition processes.

Our adjusted operating profit for 2013, as determined in accordance with the plan, was $55.0 million, yielding a 76.7% payout on this measure, weighted 75%, and our strategic scorecard assessment for 2013 was, overall, almost halfway between target and maximum, yielding 140% payout for this piece, weighted 25%, for a 92.4% of target incentive payout. The operating profit assessment was completely objective. The strategic scorecard assessment was subjective, by design, but guided by quantitative outcomes where available. There were no individual weights established for each strategic initiative at the beginning of 2013. This allowed the Compensation Committee to use judgment at the end of 2013 to determine which initiatives were the most critical to the success of the business, depending on the outcome of the business transformation during 2013. Since we still had a significant amount of cash after the divestitures and repayment of our outstanding debt, the Compensation Committee weighted the corporate development initiative more heavily than the growth initiative due to the corporate development focus on completion of two divestitures and effective shifting to a process for growth through acquisition. The Compensation Committee also weighted the structural fixed cost improvements and free cash flow initiative more heavily as they are a necessary foundation on which to build the organic growth programs. The Compensation Committee had the authority to exercise discretion in approving the amount of any bonus, notwithstanding the performance criteria established for bonuses. This discretion was not exercised for 2013 for any executive officer.

The following table sets forth information regarding the performance objectives established and actual performance results for 2013:

2013 Annual Bonus Goals

	Financial	Strategic Scorecard
	Operating Profit	Free Cash Flow		Organic Growth Programs		Structural Fixed Cost Improvements		Corporate Development	Payout as % of Target(1)
	($MMs)	($MMs)		($MMs)		($MMs)		(Milestones)	(%)
Weighting	75%		25%
Maximum	≥ $78.40	≥	$36.40	≥	$76.70	≥	$24.70		200%
Target	$60.30		$28.00		$59.00		$19.00		100%
Threshold	$42.20		$19.60		$41.30		$14.60	Various(2)	20%
Below Threshold	≤ $42.20	≤	$19.60	≤	$41.30	≤	$14.60		0%
Actual Performance	$55.00		$35.90		$4.00		$17.3	Maximum
Performance as % of Target	91.2%		Maximum		Below Threshold		Between Threshold and Target	Maximum
Payout as % of Target	76.6%		140.0%
Total Payout % of Target	92.4%

(1)	Interpolate for performance between discrete points
(2)	Successful completion of two divestitures and develop and implement a new acquisition process, including resources, thorough and efficient due diligence, active roadmap of targets, and demonstrate effective outcomes from application of process

The following table sets forth information regarding the target award opportunities and the actual awards earned for 2013:

2013 Annual Bonus Opportunities

	Target		2013 Annual Bonus Actually Earned
Executive	% of Salary	Bonus Amount	% of Target	% of Salary	Bonus Amount
J. Scaminace	100.0%	$973,474	92.4%	92.4%	$899,490
D. Knowles	75.0%	$375,000	92.4%	69.3%	$346,500
C. Hix	65.0%	$279,500	92.4%	60.1%	$258,258
V. Sachs	55.0%	$210,889	92.4%	50.8%	$194,861
M. Johnson	50.0%	$157,500	92.4%	46.2%	$145,530

2013 Long-Term Incentive Compensation

Our long-term compensation program comprises a variety of vehicles, including stock options, restricted stock (or units), and performance-based restricted stock (or units), which in aggregate are designed to reinforce the need for strong long-term financial results, align the interests of our executives with those of our stockholders, build executive stock ownership, and retain executives over the long-term. We establish the mix of vehicles used based upon considerations of Company needs vis-à-vis each of the above objectives, competitive practice, and accepted standards of good governance.

Each year, the Compensation Committee establishes a target grant value for our executives based upon executive position and the competitive market information provided by Farient Advisors. The Committee then assesses the relative contribution of each executive and adjusts the market value, if needed, upward or downward.

In total, grant values are targeted at the median of market. The target is expressed as a monetary value that is intended to equal median levels for executives. This total monetary value is then divided into the various long-term incentive (LTI) components, as discussed below, and then converted into shares. In addition, the total shares that are granted as a result from this process may be adjusted downward based on the Compensation Committee’s assessment of whether our dilution is within acceptable competitive and institutional investor and advisor norms.

Stock Options

The number of stock options issued is a rounded number that is based on that portion of LTI target value attributed to options for each executive, divided by the value of the option at the time of the grant, as determined by the Black-Scholes Stock Option Pricing Model. Inputs to the model include our share price which is targeted as the average high and low of the daily stock prices 30 days prior to the date of grant (i.e., the “planning price”), our expected dividend yield, our stock’s annual weekly volatility, the interest rate on 10-year Treasury Notes, and an expected life of six years. Our stock options become exercisable in equal increments over a three-year period and expire ten years from the date of grant, assuming the recipient’s continued employment with us.

Time-Based Restricted Units (RSUs)

The number of time-based RSUs issued is a rounded number that is based on that portion of the LTI target value attributed to RSUs for each executive, divided by our share price leading up to the date of grant (i.e., the “planning price.”). To reinforce retention, restrictions on time-based restricted stock awards lapse 100% on the third anniversary of their grant date (cliff vesting).

Performance-Based Restricted Stock (PRS)

The number of shares or units of PRS granted is a rounded number that is based on that portion of the LTI maximum value attributable to the numbers of shares or units of PRS for each executive, divided by our share price leading up to the date of grant (i.e., our “planning price”). Performance-based restricted stock awards are earned only upon satisfaction of performance goals related to a three-year performance period.

Our current and intended future practice is to make long-term stock-based awards at the first Compensation Committee meeting held following the availability of preliminary financial results for the previous fiscal year and availability of the current year operating plan. This meeting customarily is held in February in conjunction with our regularly scheduled Board meeting, and this practice permits us to consider the preliminary prior-year results and performance expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions at the time of those events. For example, in connection with our employment of Mr. Knowles in 2013 as our president and chief operating officer, we granted an inducement award of 14,000 stock options and 36,400 time-based restricted stock units, all subject to vesting. We grant stock options only with an exercise price equal to or greater than the market price of our common stock on the grant date. We do not attempt to time the grant of stock-based awards to the release of material nonpublic information.

For 2013 we improved the structure of our long-term program to focus on sustained stock price and financial performance by eliminating, except in unusual circumstances such as for hiring inducements, time-based vesting on restricted stock units and increasing the proportion of PRS and stock options, relying almost entirely on performance-based vehicles, i.e., stock options and PRS for our named executive officers and other top corporate officers. In addition, we modified the PRS performance period to return to a full three-year performance period, with a grant made every year. The following table shows the 2013 long-term incentive mix:

Long-Term Incentive Mix — 2013

		2013
Long-Term Incentive Vehicle	Time Horizon	Named Executive Officers/Top Corporate Officers	All Other Participants
Stock Options	3-year ratable vest	50%	30%
Performance-based Restricted Stock (PRS)	3-year performance period, cliff vest	50%	50%
Time-based Restricted Stock Units (RSUs)	3-year cliff vest	0%	20%

As shown in the chart below, our named executive officers received the following equity-based awards during 2013. The target value of these awards approximated market median levels of our peer group and other similarly-sized companies and in most cases was set at a lower target value than the 2012 equity awards. For example, based on our compensation valuation methodology discussed above, the value of Mr. Scaminace’s 2013 equity awards was $1,600,000, as compared to a value of $2,138,000 for his 2012 equity awards.

2013 Target Equity Grants to Named Executive Officers

Executive	Stock Options	PRS		Time-based Restricted Stock Units
		Target	Maximum(1)
J. Scaminace	72,800	31,250	62,500	0
D. Knowles(2)	50,000	15,350	30,700	36,400
C. Hix	20,500	8,500	17,000	0
V. Sachs	16,000	6,500	13,000	0
M. Johnson	12,500	5,250	10,500	0

(1)	Grants are made at Maximum, with vesting subject to performance conditions. Target awards are one-half of Maximum levels, as shown below under “Grants of Plan-Based Awards in 2013.”

(2)	In connection with our employment of Mr. Knowles as our new president and chief operating officer in April 2013, we also granted him an inducement award of 14,000 stock options and 36,400 time-based restricted stock units, all subject to vesting.

2013-2015 Performance-Based Restricted Stock

For 2013-2015 performance measures, in addition to the continued focus on RONA, the long-term incentive performance restricted stock was directly linked to stockholder value by measuring TSR relative to the Russell 2000 companies in our 2013-2015 PRS plan. We selected the Russell 2000 rather than our peer group for TSR comparison because:

•	The larger group of companies likely will provide a more stable point of reference over time than the peer group;

•	TSR for our peers is generally aligned with the Russell 2000 index; and

•	Use of a pre-determined group of companies avoids any debate as to which companies are included.

In addition, using the un-weighted Russell 2000 Index (i.e., the companies in the index) rather than the index itself makes it easier to assess performance based on percentile rank, and doesn’t distort results based on the market capitalization weighting of the companies in the index.

2013-2015 Performance Based Restricted Stock Measures

Measures and Weightings	Rationale for Selection	How Measured
50% RONA	• Increase weighting on RONA ensures strong link to stockholder value, focus on operational excellence, and efficient deployment of capital	• Three-year average RONA provides a longer-term focus than the sum of performance measured in three successive one-year periods
50% Relative TSR (vs. Russell 2000)	• Relative TSR directly ties LTI to TSR within the context of how overall market is performing without bias to peer selection

• Companies to be tracked are those that are in the Russell 2000 at the beginning of the three-year performance period

• Companies that are acquired, merged, or delisted during the period will be dropped from the assessment

The payout opportunity for the 2013-2015 PRS is the same as the prior year’s performance cycle.

Performance Level	RONA	TSR vs. Russell 2000 Companies	Payout as a Percentage of Target(1)

Weight	50%	50%

Maximum	To be disclosed upon completion of performance cycle	≥75th Percentile	200%
Target		50th Percentile	100%
Threshold		25th Percentile	20%
Below Threshold		≤25th Percentile	0%

(1)	Interpolate between discrete points

The Compensation Committee will consider the adjustments to performance results when determining incentive payouts as explained on page 38 in connection with our AIP.

2011-2013 Performance-Based Restricted Stock Awards Payout

In February 2011, we granted performance-based restricted stock awards that were tied to our performance for the three-year period ended December 31, 2013. The performance criteria for the 2011 awards were average EBITDA margin relative to our peer group and our average return on net assets. For each performance criteria, we established an annual target that was applied for each year in the performance period, however, the target did not vary year to year. We measured that criterion on an annual basis to determine the amount of restricted stock earned in each year, ranging from threshold to maximum amount. At the end of the three-year performance period, we averaged the amount of restricted stock that was earned in each year of the three-year period to arrive at the final amount of performance-based restricted stock that vested. The specific performance goals applicable to the 2011 awards were the same for all named executive officers, as shown in the table below.

In February 2014, our Compensation Committee determined that our actual EBITDA Margin Percent and RONA exceeded plan thresholds during the 2011 period and were not met for the 2012 and 2013 periods. Thus, the awards were earned at 15% of maximum award with respect to EBITDA Margin criterion and 5% of maximum award with respect to the RONA criterion.

2011 — 2013 Performance Goals

	Performance Measures						Vesting As % Of:
	EBITDA Margin			RONA(1)			Target Grant	Maximum Grant
Weighting	50%			50%
Leverage
Maximum	≥16.0%			≥18.0%			200.0%	100.0%
Target	14.0%			14.0%			100.0%	50.0%
Threshold	12.0%			11.0%			0.0%	0.0%
Below Threshold	<12.0%			<11.0%			0.0%	0.0%
Actual/Projected Results(2)	Result	Vest		Result	Vest
2011 A	15.6%	180.0	%(3)	12.8%	60.0	%(3)
2012 A	9.2%	0.0	%(3)	3.6%	0.0	%(3)
2013 A	12.0%	0.0	%(3)	4.7%	0.0	%(3)

% Vesting = 3-Year Avg	NA	60.0%		NA	20.0%		40.0%	20.0	%(4)

(1)	Operating profit/(PP&E + goodwill + current assets — cash — intercompany AR — prepaid taxes — restricted cash on deposit — accounts payable)

(2)	Performance is interpolated between discrete points. Each year’s result determines a % vesting; final % vesting is average of 3 years’ vesting %s

(3)	% vesting is a percentage of target award

(4)	% of maximum grant vesting is target vested ÷ 2

As a result, the shares of common stock earned by each of our named executive officers under these 2011 awards and issued to them in March 2014 were as follows:

2011-2013 Performance-Based Restricted Stock Vesting

Executive	Total Number of Shares	Shares Vested	$ Value of Vested Shares	Shares Forfeited	$ Value of Forfeiture
J. Scaminace	31,600	6,320	$199,112	25,280	$796,446
V. Sachs	7,400	1,480	$46,627	5,920	$186,510
M. Johnson	6,800	1,360	$42,847	5,440	$171,387

Vesting was based entirely on the results of our performance over the period, with the Compensation Committee exercising no discretion to positively or negatively adjust the number of shares earned.

2012-2014 Performance-Based Restricted Stock Awards

In February 2012, we granted performance-based restricted stock awards that were tied to our performance for the 2012-2014 performance period. We established an annual target that is being applied for each year in the performance period; however, the target does not vary year to year. We are measuring performance against that criterion on an annual basis, and we will determine the amount of restricted stock earned in each year, ranging from a threshold to maximum amount. No shares will be earned if the performance targets are not achieved at or above the threshold levels for that annual period. At the end of the three-year performance period, we will average the amount of restricted stock that was earned in each year over the three-year period to arrive at the final amount of performance-based restricted stock that will vest.

For the 2012-2014 performance-based restricted stock awards, we established two performance criteria: average EBITDA margin relative to our peer group and our average return on net assets. These performance criteria were chosen because they support our strategy of moving toward a higher value-added, technology-based businesses with attractive growth prospects that will create value for stockholders. In addition, they complement one another and do not duplicate the criteria used in our annual bonus program. Further, average relative EBITDA margin motivates our executives to outperform our competitors.

For this three-year performance cycle, we will calculate average return on net assets by dividing operating profit by net assets for each year of the performance period. Net assets are comprised of net property, plant and equipment, goodwill and current assets, less accounts payable, prepaid income taxes, assets of discontinued operations and cash. Both performance criteria will be based on consolidated results, with no weighting given to business unit or individual performance. The performance criteria for the 2012-2014 performance period are weighted 70% on EBITDA margin and 30% RONA and each will determine vesting of the total performance-based restricted shares. Shares are earned on a linear basis between the established threshold and maximum levels. Shares that do not vest based upon the established performance objectives will be forfeited. These performance criteria are among those approved by our stockholders, with the result that we expect the value of any earned performance-based restricted stock to be tax deductible by us.

The performance levels required to earn awards for this performance cycle were designed to reflect, at threshold, reasonable performance that would be minimally acceptable to stockholders and achieved consistently; at target, performance that would be more demanding and achieved with moderate frequency; and at maximum, outstanding performance that would be highly demanding and met relatively infrequently. Notwithstanding these intentions, our Compensation Committee acknowledges that our previous business model historically exposed us to metal price volatility, which caused material unforeseen variations in our results from year to year.

Retirement Plans

Our executives participate in our tax-qualified defined contribution 401(k) plan and our deferred compensation program, both of which are available generally to all of our employees in the United States. The plans in this program are designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement or any supplemental employee retirement plan for any executive. Our contributions to these plans for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. Our deferred compensation program is discussed under “Nonqualified Deferred Compensation” in this proxy statement.

Perquisites

Each of our named executive officers receives an annual payment in lieu of receiving any specific perquisites or personal benefits. This annual payment is $30,000 for Mr. Scaminace and $25,000 for each of our other named executive officers. The cash payments made in 2013 to our named executive officers in lieu of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

Executives were not permitted to use our corporate jet for personal travel. As of July 2013, we no longer own or lease any aircraft. We have tickets to various sports and entertainment venues. These tickets are primarily intended to be used to entertain customers and suppliers. On those occasions when tickets are not used for business-related entertainment, they may be used by a wide range of our employees, including our executives, through a lottery process or on an invited basis.

Part V Preview of 2014 Pay Program

Prior to finalizing the pay program for 2014 and pay decisions for 2014, we conducted another stockholder outreach program similar to the one in 2013. The Compensation Committee Chair, certain members of the management team, and Farient Advisors collectively held telephonic meetings with several of our largest stockholders and with two stockholder advisory groups, Glass Lewis and ISS. The purpose of these meetings was to discuss stockholders’ and stockholder advisory groups’ reactions to the finalization of our business transformation, the revised 2013 compensation program and minor changes to the 2014 annual incentive plan.

2014 Peer Group and Market Data

In August 2013, the Compensation Committee with input from Farient Advisors re-assessed our peer group in August 2013 as part of its annual review of our compensation program. The Compensation Committee considered the same criteria for peer selection as was used for the prior year’s assessment with only one change — a reduction in the upper revenue limit to $3 billion from $4 billion in the prior year. This reduction took into account the anticipated size of our company in the near future. The criteria were as follows: Chemical and Industrials industry GICS code, size ranging from $500 million to $3 billion (from roughly 0.4x to 2.5x our 2013 revenue), specific business model criteria including primarily industrial (vs. consumer) applications, engineered products and/or materials, components (vs. finished) products, diverse product offerings, similar complexity with two or more business segments, and a significant proportion (i.e., >25%) of non-US revenue.

This analysis resulted in a peer group with revenue ranging from $700 million to $2.7 billion, and median revenue of about $1.8 billion (based on latest available financial results for fiscal year end through June 30, 2013). The companies in the peer group used for 2014 pay decisions included:

Albermarle Corporation	H.B. Fuller Company	NewMarket Corporation
Altra Holdings	GrafTech International Ltd.	Polypore International
Crane Co.	Hexcel Corporation	A. Schulman
Cytec Industries Inc.	Kennametal Inc.	Stepan Company
EnerSys	Materion Corporation	Stoneridge Inc.

For the 2014 peer group, the following companies were eliminated from the 2013 peer group for the following reasons:

•	Spartech Corporation was acquired by PolyOne in March 2013;

•	RPM International was not viewed as a good business fit due to its significant consumer orientation; and

•	Ametek, PolyOne, and Rockwood Holdings were all too large, each with revenue that exceeded $3.0 billion, the upper boundary of our size-based peer screen.

For the 2014 peer group, the following companies were added to the peer group because they each had revenue less than $1 billion, thus providing additional balance to some of the larger companies in the peer group. In addition, the business model for each company was a good fit for the following reasons:

•	Altra Holdings, manufacturer of engineered components for industrial end users, which is consistent with our business model;

•	Polypore, a manufacturer of membranes for energy storage, medical, and industrial applications, which is similar to our Battery Technologies business segment; and

•	Stoneridge, a manufacturer of advanced components including power distribution.

Farient Advisors used the 2014 peer group to analyze competitive compensation levels for our chief executive officer and our chief financial officer in conjunction with compensation survey data. Survey pay data from the Towers Watson 2012 Compensation Database Executive Compensation Survey Report and the Aon Hewitt 2013 Total Compensation Measurement Executive Survey was used to assess pay levels for all the NEOs. These surveys represent the broader market of industrial companies with revenue between $0.5 and $3.0 billion. Both peer group and survey pay data were size-adjusted to reflect a company with revenue of $1.5 billion. For the CEO and CFO, the proxy data was weighted 50%, and the data from the two surveys was weighted 25% each. For all other NEOs, data from the two surveys was weighted 50% each.

The peer group was also used to benchmark general pay program design characteristics, and employee equity dilution levels. In addition, it was also used to evaluate pay and performance relationships, 2014 pay program design and goal-setting decisions.

2014 Base Salaries

For 2014, Ms. Gentile Sachs and Mr. Johnson received 3.0% base salary increases and Mr. Hix received a 2.5% base salary increase. Base salaries for both Mr. Scaminace and Mr. Knowles will remain unchanged for 2014. We believe that the 2014 salaries for our executive officers as a group continue to approximate the market median. This approach continues to be consistent with our pay philosophy.

2014 Annual Incentive Plan

We are making very few changes to the 2014 annual incentive program. The target bonus opportunities for all of the NEOs are unchanged, and the threshold and maximum payouts continue to be 20% and 200% of target, respectively. The annual incentive design structure will continue to have a financial measure weighted 75% and the strategic scorecard weighted 25%. The 2014 financial measure will be changed to EBITDA instead of operating profit because this measure is broadly tracked by investors and used for valuation purposes. In addition, we believe that, similar to operating profit, it is a strong driver of value. The strategic scorecard measure will be operating cash flow because it emphasizes its importance in funding our capital expenditures, acquisitions and dividends.

2014 Long-Term Incentive Plan

The long-term incentive program will remain the same for the NEOs, with the same mix of options and performance restricted stock, and the same performance measures (RONA vs. absolute goals and TSR vs. the un-weighted Russell 2000). Target long-term incentive grant values will generally reflect the 50th percentile pay positioning. This translates into an approximately 5% to 8% increase in long-term incentive grant values for Mr. Scaminace, Ms. Gentile Sachs and Mr. Johnson, 15% for Mr. Hix, and 30% for Mr. Knowles. The decision to provide our chief executive officer with an approximately 8% increase in long-term incentive grant value is based on the successful completion of the business transformation in 2013, his leadership of the Company over the last nine years during this undertaking, and the substantially higher one-year stock price achieved by the end of 2013.

Part VI: Other Compensation Elements and Matters

Clawbacks

We adopted a clawback policy in 2012 that applies to any material restatement regardless of cause, and looks back over three years. In addition, the clawback policy applies to all incentive compensation, including equity, and covers all current and former officers. The clawback policy requires repayment of the excess amount paid (i.e., what actually was received over that which should have been received, as determined by the Board of Directors). Further, the clawback policy provides for Board or Compensation Committee discretion based on the facts and circumstances of any restatement.

Change in Control Agreements and Severance Plan

We maintain change in control protection through agreements with our executive officers, including our named executive officers, to help retain key executives, particularly within the context of our current strategic transformation. Change in control agreements entered into since 2010 contain no tax gross-up provisions, while the tax gross-up feature was grandfathered for those who entered into change in control agreements prior to 2010.

Our executive officers are covered by the OM Group, Inc. Executive Severance Plan, adopted in 2011, to provide us with the flexibility to modify terms and policies related to severance benefits, which are designed to protect our executives in the context of the rapid rate of strategic change occurring in our business. This overarching severance plan replaced the individual severance agreements that we had in place with our executive officers. This plan offers us flexibility to adapt our compensation policies and practices quickly to business needs and market trends. These agreements and plan are discussed further under “Potential Payments upon Termination or Change in Control” in this proxy statement.

Employment Agreements

We do not currently have employment agreements with any of our named executive officers, nor do we expect to enter into such agreements in the future.

Compensation of Mr. Dunmead in Connection with the Sale of our Advanced Materials Business

In connection with the sale of our Advanced Materials business, Stephen Dunmead, Vice President and General Manager of Specialties, left the Company on February 28, 2013. Mr. Dunmead was eligible for compensation under our Executive Severance Plan and he also received additional compensation as part of a completion payment tied to the closing of the sale of our Advanced Materials business. Mr. Dunmead received the following compensation payments:

•	In accordance with our Executive Severance Plan, a lump-sum severance payment of $1,120,893;

•	$121,159 which was the value of his prorated time-based and performance-based equity as determined by the closing price of our common stock on March 29, 2013; and

•	A completion payment of $485,184 tied to the closing of the sale of our Advanced Materials business, which took place on March 29, 2013.

We had entered into a change in control agreement with Mr. Dunmead in 2006. The sale of the Advanced Materials business did not meet the conditions for a change in control and no obligations under that agreement were triggered.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer and certain other highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance-based” within the meaning of Section 162(m). Our stock option and performance-based restricted stock awards, as well as our annual bonuses, satisfy the conditions for being “performance-based” under Section 162(m). Time-based restricted stock and restricted stock unit awards do not satisfy the Section 162(m) “performance-based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts that are deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders. For instance, we have established Mr. Scaminace’s target total direct compensation at the level described above, even though it may not be fully deductible, because we believe such compensation is appropriate under relevant market conditions and is consistent with the objectives of our executive compensation program as applied to Mr. Scaminace.

Consideration of Risk-Taking Due to Compensation Programs

As part of its customary process, the Compensation Committee specifically considers whether any elements of our compensation program encourage our executives and employees to take unreasonable risks relating to our business. The Compensation Committee believes that the mix of different types of available compensation, the specific performance criteria applied in our incentive compensation programs, and the retention of discretion by our Compensation Committee in administering our various compensation programs all contribute to the focus by our executives and employees upon the long-term interests of stockholders, and that our overall compensation philosophy and specific compensation programs do not encourage our executives or employees to take unreasonable risks relating to our business.

Role and Independence of Compensation Consultant

Farient Advisors has been engaged by and advised the Compensation Committee since the second half of 2012. In its capacity as independent consultant to the Compensation Committee, Farient Advisors:

•

Reviews and makes recommendations relating to various aspects of our executive compensation programs, including the identity of our peer companies for purposes of benchmarking executive compensation; assessing and advising on the competitiveness of our compensation programs related to our peer companies and general industrial companies of similar size as reported in peer proxies and recent pay surveys, respectively;

•	Develops appropriate recommendations for changes with respect to compensation levels, compensation program design, and equity award guidelines;

•	Provides assistance on goal-setting, the calibration of levels of pay to various levels of performance, and pay for performance alignment;

•	Provides regular updates to the Compensation Committee on trends and issues in compensation practices; and

•	Provides information and advice on Board of Director compensation.

Farient Advisors is expected to be available for attendance by phone or in person at quarterly Compensation Committee meetings. The consultant works directly with the Compensation Committee and, in accordance with our compensation consultant independence policy, may not work for us with respect to other matters except as relates to such Committee’s responsibilities as set forth in its charter and as approved by our Compensation Committee. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee reports to and, where required under its charter, obtains the approval of the Board of Directors on material compensation decisions made at each committee meeting.

We adopted our Compensation Consultant Independence Policy in 2010 to ensure that consultants retained by the Compensation Committee are independent of us and our management. In accordance with our policy, the Compensation Committee performs an annual assessment and review of the consultant’s independence. The Compensation Committee completed this assessment for its engagement of Farient Advisors and determined, in its reasonable business judgment, that Farient Advisors is independent of us and our management. In making its determination, the Compensation Committee considered, among other things, the following factors: (i) Farient Advisors does not provide any non-compensation related services to the Company; (ii) the amount of fees for its compensation services, noting in particular that such fees are negligible when considered in the context of Farient Advisor’s total revenues for the period; (iii) Farient Advisor’s policies and procedures concerning conflicts of interest; (iv) there are no other business or personal relationships between our executive officers, directors or Compensation Committee members, on the one hand, and no representatives of Farient Advisors who provide services to us that are unrelated to Compensation Committee activities, on the other hand; and (v) neither Farient Advisors nor any of its representatives own any of our common stock.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4)(5)($)	Total ($)
J. Scaminace	2013	$973,474	$1,140,000	$1,041,104	$899,490	$22,816	$225,044	$4,301,928
Chairman and Chief Executive Officer	2012 2011	973,474 945,120	736,671 1,265,692	922,105 1,102,520	$841,958 1,598,198	20,646 14,211	236,673 101,078	3,731,527 5,026,819

D. Knowles	2013	346,154	1,340,652	575,500	346,500	—	18,750	2,627,556
President and Chief Operating Officer

C. Hix	2013	430,000	310,080	285,565	258,258	—	68,564	1,352,467
Vice President and Chief Financial Officer	2012	430,000	628,422	304,798	241,740	—	43,750	1,648,710

V. Gentile Sachs	2013	383,434	237,120	222,880	194,861	4,420	81,946	1,124,661
Vice President, General Counsel and Secretary	2012 2011	383,434 372,266	143,437 273,825	183,726 236,354	182,398 350,276	3,999 2,753	85,388 53,963	982,382 1,289,437

M. Johnson	2013	315,000	191,520	174,125	145,530	—	71,629	897,804
Vice President, Human Resources	2012	315,000	124,164	158,814	136,222	—	52,112	786,312

S. Dunmead	2013	87,625	—	—	—	7,601	1,821,857	1,917,083
Former Vice President and General Manager, Specialties Group	2012 2011	421,899 398,018	143,437 273,825	183,726 236,354	253,139 374,506	6,878 4,734	90,406 55,837	1,099,485 1,343,274

(1)	The amounts in this column reflect the aggregate compensation cost to be recognized for financial reporting purposes over the vesting period of awards made pursuant to our stock-based incentive plans, in accordance with FASB ASC Topic 718. With respect to performance-based restricted stock awards, this amount reflects the determination made at the time of grant regarding the probable outcome of the performance conditions relating to the stock award. Assumptions used in the calculation of the amounts are included in note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. With respect to stock awards, the value of awards at the grant date, assuming the highest level of performance, was as follows:

	2013	2012	2011
J. Scaminace	$1,566,875	$1,781,695	$1,842,550
D. Knowles	1,513,110	N/A	N/A
C. Hix	426,190	419,919	N/A
V. Gentile Sachs	325,910	368,562	408,912
M. Johnson	263,235	318,716	N/A
S. Dunmead	N/A	368,562	408,912

(2)	The amounts in this column reflect annual bonus amounts and, except for Mr. Scaminace, high-performance bonus amounts earned in 2011 under our annual incentive program. Mr. Scaminace’s high-performance bonus for 2011, which was valued at $131,536, was paid one-half in stock options and one-half in restricted stock. These stock options and restricted stock awards were granted in 2012 and their aggregate value is included in Mr. Scaminace’s 2012 compensation.

(3)	The amounts in this column reflect the above-market earnings on compensation that is deferred under our benefit restoration plan, which is discussed below under “Nonqualified Deferred Compensation.”

(4)	The amounts in this column for 2013 are comprised of the following for the indicated executives:

Name	Contributions to Qualified 401(k) Plan		Employer Contribution to Nonqualified Deferred Compensation Plan(a)	Employer Contribution to Employee Benefit Plans Total	Payment in lieu of Perquisites(b)
	Employer Contribution	Employer Match
J. Scaminace	$8,750	$10,000	$176,294	$195,044	$30,000
D. Knowles	8,750	10,000	—	18,750	—
C. Hix	8,750	10,000	24,814	43,564	25,000
V. Gentile Sachs	8,750	10,000	38,196	56,946	25,000
M. Johnson	8,750	10,000	27,879	46,629	25,000
S. Dunmead	8,750	10,000	42,787	61,537	25,000

(a)	These amounts have not been received by the executives. See “Nonqualified Deferred Compensation.”

(b)	In lieu of receiving any perquisites or personal benefits, each of our executive officers receives an annual cash payment. Such annual payment is $25,000 for each of our executive officers other than Mr. Scaminace, who receives an annual payment of $30,000. Mr. Knowles was hired as our president and chief operating officer effective April 8, 2013 and, therefore, did not receive the annual cash payment for 2013.

(5)	In addition to the amounts identified in Note 4 above, the amount for Mr. Dunmead includes the following compensation payments as a result of the closing of the sale of our Advanced Material business on March 29, 2013 and Mr. Dunmead’s related loss of employment:

•	$8,113 for earned/unpaid vacation;

•	completion payment of $485,184;

•	$121,159 which was the value of his prorated time-based and performance-based equity as determined by the closing price of our common stock on March 29, 2013; and

•	a severance payment of $1,120,893.

Grants of Plan-Based Awards in 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)		Closing Market Price at Grant Date(1) ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Scaminace	2/12/2013(2)	—	—	—	—	72,800	—	$27.32	$1,014,104		$27.31
	2/12/2013(3)	—	—	—	6,250	31,250	62,500	—	1,140,000	(4)	—
	2/12/2013(5)	$194,695	$973,474	$1,946,948	—	—	—	—	—		—

D. Knowles	4/8/2013(6)	—	—	—	—	14,000	—	22.47	161,140		22.70
	4/8/2013(6)	—	—	—	—	36,000	—	22.47	414,360		22.70
	4/8/2013(7)	—	—	—	—	36,400	—	—	817,908		—
	4/8/2013(3)	—	—	—	3,070	15,350	30,700	—	522,744	(4)	—
	4/8/2013(5)	$75,000	$375,000	$750,000	—	—	—	—	—		—

C. Hix	2/12/2013(2)	—	—	—	—	20,500	—	27.32	285,565		27.31
	2/12/2013(3)	—	—	—	1,700	8,500	17,000	—	310,080	(4)	—
	2/12/2013(5)	$55,900	$279,500	$559,000	—	—	—	—	—		—

V. Sachs	2/12/2013(2)	—	—	—	—	16,000	—	27.32	222,880		27.31
	2/12/2013(3)	—	—	—	1,300	6,500	13,000	—	237,120	(4)	—
	2/12/2013(5)	$42,178	$210,889	$421,777	—	—	—	—	—		—

M. Johnson	2/12/2013(2)		—	—	—	12,500	—	27.32	174,125		27.31
	2/12/2013(3)	—	—	—	1,050	5,250	10,500	—	191,520	(4)	—
	2/12/2013(5)	$31,500	$157,500	$315,000	—	—	—	—	—		—

S. Dunmead	—	—	—	—	—	—	—	—	—		—

(1)	In accordance with our historical practice, stock option awards were granted in 2013 at an exercise price equal to the average of the high and low price of our common stock on the NYSE on the grant date.

(2)	Stock option award granted under our 2007 Incentive Compensation Plan. On February 12, 2014, one-third of these options vested. The remaining options will vest in two equal installments on February 12, 2015 and 2016.

(3)	Performance-based restricted stock award granted under our 2007 Incentive Compensation Plan. Subject to vesting based upon the satisfaction of our performance criteria for the three-year period ending December 31, 2015.

(4)	The grant date fair value computed in accordance with FASB Topic 718.

(5)	2013 annual bonus opportunity granted under our 2007 Incentive Compensation Plan.

(6)	Stock option award granted under our 2007 Incentive Compensation Plan. These options vest in three equal installments on April 8, 2014, 2015 and 2016.

(7)	Time-based restricted stock award granted under our 2007 Incentive Compensation Plan. Subject to vesting on April 8, 2016.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

Restricted Stock, Restricted Stock Units and Stock Option Programs

On February 7, 2007, our Board approved the 2007 Incentive Compensation Plan, which was approved by our stockholders on May 8, 2007. The 2007 Incentive Compensation Plan superseded and replaced our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan, both of which terminated upon stockholder approval of the 2007 Incentive Compensation Plan. The termination of our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan did not affect awards outstanding under either plan; there are no unvested awards outstanding under either of these plans. In 2012 our stockholders re-approved the performance measurements set forth in our Amended and Restated 2007 Incentive Compensation Plan in order to preserve our federal income tax deduction for certain performance-based grants and also approved other modifications discussed below in more detail. As discussed in Proposal 2 of this Proxy Statement, we are requesting stockholder approval of the OM Group, Inc. 2014 Equity and Incentive Compensation Plan which will supersede and replace the Amended and Restated 2007 Incentive Compensation Plan. Please see Proposal 2 on page 4 for additional details.

Under the 2007 Amended and Restated Incentive Compensation Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock awards, and phantom stock and restricted stock unit awards to our employees and our non-employee directors. Prior to May 8, 2007, we awarded stock options to our employees and our directors and time-based and performance-based restricted stock to our employees under our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan. Our Compensation Committee administers outstanding awards under all of our plans. As noted above, in 2012 our stockholders approved significant modifications to the terms of our equity awards. Therefore, the equity awards granted in 2012 and later have, as applicable, (i) deferred payment of any dividends and dividend equivalents on performance-based awards contingent upon and until achievement of all the performance criteria applicable to the awards, and (ii) a change in control “double-trigger” so that when a replacement award (as defined under the plan) is issued in the event of a change in control, vesting acceleration occurs only if there is both a change in control and a qualifying termination of employment.

Under these plans, the exercise price of stock options may not be less than the per share fair market value of our common stock on the grant date. Our historical practice, and beginning in 2012 our policy, under these plans has been to grant stock options at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the date the stock option is granted. As a result, we may grant stock options at an exercise price that is greater or less than the closing price of our common stock on the NYSE on the grant date. We also granted stock options to our chief executive officer in connection with his hiring at exercise prices significantly above the market price on the date of grant. We do not price stock options on a date other than the grant date. The stock options we grant generally vest and become exercisable in equal increments on the first, second and third anniversary of the date of grant, except in event of a change in control, death, disability or retirement. If an employee’s employment ceases due to a change in control (and, for awards made in 2012 and later, subject to the “double trigger” discussed above), death, disability or retirement, all unvested stock options become immediately exercisable. If employment is terminated due to a violation of our Code of Conduct and Ethics, any vested option that is not exercised at the time of termination is forfeited. If employment ceases for any reason other than those discussed, all unvested stock options are forfeited and any vested stock options may be exercised within three months of cessation of employment. All outstanding stock options expire ten years after their grant date.

Our time-based restricted stock granted under these plans generally vests three years after the grant date, and our performance-based restricted stock granted under these plans is earned upon satisfaction of performance goals relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death, disability or retirement, all unvested restricted stock awards are forfeited. If an employee’s employment ceases due to a change in control then, subject to the “double trigger”, all unvested time-based restricted stock granted vests, and all unvested performance-based restricted stock granted vests at the “target” performance level. In the event of an employee’s death or disability, a pro rata portion (as determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock granted will vest, and the employee will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock granted, as determined at the end of the performance period. In the event of an employee’s retirement, all unvested time-based restricted stock granted vests and a pro rata portion (as determined by the number of days from the date of grant and ending on the date of retirement as compared to the number of days from the grant date ending on the last day of the performance period) of unvested performance-based restricted stock remain eligible for vesting at the end of the performance period. Employees who receive restricted stock awards have voting rights and the right to receive any dividends that are declared. Any such dividends that are declared will be held by us and distributed to employees only when the restricted stock vests or is earned.

Our time-based restricted stock units granted generally vest three years after the grant date. If an employee’s employment ceases for any reason other than a change in control, death, disability or retirement, all unvested restricted stock units are forfeited. If an employee’s employment ceases due to a change in control then, subject to the “double trigger”, all unvested time-based restricted stock units granted will vest. In the event of an employee’s death or disability, a pro rata portion (as determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock units granted will vest. In the event of an employee’s retirement, all unvested restricted stock units granted will vest. Employees who receive restricted stock units do not have voting rights but do have the right to receive dividend equivalents at the time any dividends are declared by us. The number of dividend equivalents to be issued to an employee will be determined by (a) the product of (i) the dollar amount of the cash dividend paid per share of our common stock on such date and (ii) the total number of restricted stock units previously credited to the employee as of such date, by (b) the average of the high and low prices of our common stock on the NYSE on the date the dividend equivalent is granted.

Outstanding Equity Awards at 2013 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

J. Scaminace	—	72,800	(4)	—	$27.32	2/12/2023	35,300	(9)	$1,285,273	131,700	(14)	$4,795,197
	18,333	36,667	(5)	—	30.21	2/14/2022	—		—	—		—
	4,419	—		—	30.21	2/14/2022	—		—	—		—
	33,333	16,667	(6)	—	36.51	2/8/2021	—		—	—		—
	5,289	—		—	36.51	2/8/2021	—		—	—		—
	56,500	—		—	30.66	2/9/2020	—		—	—		—
	46,500	—		—	20.12	2/3/2019	—		—	—		—
	7,703	—		—	20.12	2/3/2019	—		—	—		—
	33,550	—		—	58.57	3/10/2018	—		—	—		—
	45,250	—		—	51.16	2/7/2017	—		—	—		—
	85,050	—		—	28.67	6/13/2015	—		—	—		—
	89,945	—		—	33.67	6/13/2015	—		—	—		—

D. Knowles	—	50,000	(7)	—	$22.47	4/8/2023	36,400	(10)	$1,325,342	30,700	(15)	$1,117,787

C. Hix	—	20,500	(4)	—	$27.32	2/12/2023	24,700	(11)	$899,327	26,200	(16)	953,942
	4,467	8,933	(5)	—	30.21	2/14/2022	—		—	—		—
	2,667	5,333	(8)		23.21	1/3/2022	—		—	—		—

V. Gentile Sachs	—	16,000	(4)	—	$27.32	2/12/2023	7,900	(12)	$287,639	28,500	(17)	1,037,685
	3,933	7,867	(5)	—	30.21	2/14/2022	—		—	—		—
	7,867	3,933	(6)	—	36.51	2/8/2021	—		—	—		—
	14,000	—		—	30.66	2/9/2020	—		—	—		—
	10,200	—		—	20.12	2/3/2019	—		—	—		—
	8,200	—		—	58.57	3/10/2018	—		—	—		—
	11,000	—		—	51.16	2/7/2017	—		—	—		—
	10,500	—		—	28.76	5/1/2016	—		—	—		—
	33,334	—		—	20.86	9/26/2015	—		—	—		—

M. Johnson	—	12,500	(4)	—	$27.32	2/12/2023	7,000	(13)	$254,870	24,300	(18)	884,763
	3,400	6,800	(5)	—	30.21	2/14/2022	—		—	—		—
	7,134	3,566	(6)	—	36.51	2/8/2021	—		—	—		—
	5,000	—		—	33.17	11/1/2020	—		—	—		—

S. Dunmead	—	—		—	—	—	—		—	—		—

(1)	The unvested shares reflected in this column are time-based restricted shares.

(2)	Based upon the closing market price of our common stock on the NYSE on December 31, 2013, which was $36.41.

(3)	The unearned shares reflected in this column are performance-based restricted shares.

(4)	On February 12, 2014, one-third of these options vested. The remaining options will vest in two equal installments on February 12, 2015 and 2016.

(5)	On February 14, 2014, one-half of these options vested. The remaining options will vest on February 14, 2015.

(6)	These options vested on February 9, 2014.

(7)	These options vest in three equal installments on April 8, 2014, 2015, and 2016.

(8)	On January 3, 2014, one-half of these options vested. The remaining options will vest on January 3, 2015.

(9)	These shares vested on February 8, 2014 as to 16,100 shares and will vest on February 14, 2015 as to 19,200 shares.

(10)	These shares will vest on April 8, 2016.

(11)	These shares will vest on January 3, 2015 as to 20,000 shares and on February 14, 2015 as to 4,700 shares.

(12)	These shares vested February 8, 2014 as to 3,800 shares and will vest on February 14, 2015 as to 4,100 shares.

(13)	These shares vested on February 8, 2014 as to 3,450 shares and will vest on February 14, 2015 as to 3,550 shares.

(14)	In February 2014, the Compensation Committee determined that 6,320 of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 25,280 shares were forfeited by Mr. Scaminace. The remaining shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2014 as regards to 37,600 shares and December 31, 2015 as to 62,500 shares.

(15)	These shares are subject to satisfaction of performance goals for the performance period that ends on December 31, 2015.

(16)	These shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2014 as regards to 9,200 shares and December 31, 2015 as regards to 17,000 shares.

(17)	In February 2014, the Compensation Committee determined that 1,480 of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 5,920 shares were forfeited by Ms. Gentile Sachs. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2014 as regards to 8,100 shares and on December 31, 2015 as regard to 13,000 shares.

(18)	In February 2014, the Compensation Committee determined that 1,360 of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 5,440 shares were forfeited by Mr. Johnson. The remaining shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2014 as regards to 7,000 shares and December 31, 2015 as to 10,500 shares.

Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Scaminace	—	—	18,637	513,403
D. Knowles	—	—	—	—
C. Hix	—	—	—	—
V. Sachs	—	—	3,838	105,724
M. Johnson	—	—	—	—
S. Dunmead	20,700	96,803	4,443	122,393

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation program for select key management employees who have been designated to participate in such program by the Compensation Committee of our Board of Directors and whose tax-qualified plan benefits are subject to certain limitations under the Internal Revenue Code. The currently active component of this program is the Deferred Compensation Plan (the “DCP”). In general, the DCP allows participating executives to defer up to 75% of their base salary and up to 100% of their bonuses, and any other cash or equity-based compensation determined by the Compensation Committee to be deferrable under the DCP, as reduced by any applicable taxes and employee benefit plan deductions. All amounts deferred are 100% vested. In addition, the accounts of DCP participants will be credited with employer make-up contributions as calculated under our 401(k) plan as regards certain participant deferrals to the DCP, and also credited with employer restoration contributions to reflect contributions (calculated in the same manner) that could not be made under that 401(k) plan due to Internal Revenue Code limitations. Make-up and restoration contributions are made only to the extent that the executive participates in our tax-qualified 401(k) plan. Under our 401(k) plan, we contribute 3.5% of compensation as a basic retirement savings contribution, match 100% on the first 3% of participant savings and match 50% on the next 2% of participant savings. We do not maintain any defined benefit plan or supplemental employee retirement plan for any executive.

These employer contributions generally will be credited to participant accounts in the year following the year of the related participant deferral. The accounts of DCP participants also may be credited with discretionary employer contributions that are approved by the Compensation Committee (no such contributions were approved for 2013). Amounts credited to DCP accounts are deemed to be invested in one or more investment options as selected by each participant from investment options determined by the Compensation Committee to be available for DCP accounts, which currently are the same investment options available to all employees participating in our tax-qualified 401(k) plan and do not include any premium or guaranteed returns.

Participants in the DCP are entitled to receive benefits upon separation from service and upon death and disability, as well as upon any specified date that has been established by the participant with respect to compensation that has been deferred. Subject to applicable provisions of Section 409A of the Internal Revenue Code, DCP participants may receive account balances in a lump sum upon separation from service or an established specified benefit date, unless they have elected to receive such balance in annual installments for up to a 15-year period in the case of a separation from service and up to a five-year period in the case of a specified benefit date. Non-employee directors may defer their directors’ fees under the DCP.

We also maintain a separate nonqualified Benefit Restoration Plan (the “BRP”), under which participating executives historically were credited with specified amounts not permitted to be allocated to their accounts under our tax-qualified plan and credited with amounts related to profit-sharing payments made by us to employees generally. The BRP is no longer active and no amounts have been credited to BRP accounts since 2009 and no further amounts will be credited to BRP accounts in the future, other than earnings on the balance in each participating executive’s account. Earnings are calculated by multiplying the balance of a participating executive’s account at the beginning of the year by the five-year rolling average annual composite yield on Moody’s Corporate Bond Yield Index for the immediately preceding five years. BRP participants are fully vested in their BRP accounts and, subject to any applicable provisions of Internal Revenue Code Section 409A, generally will receive their BRP account balances in a lump sum upon separation from service or a change in control (both as defined in Section 409A).

The following table sets forth information regarding our deferred compensation plans.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY(2)($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
J. Scaminace	—		$176,294	$47,888	—	$1,501,454
D. Knowles	—		—	—	—	—
C. Hix	—		24,814	3,657	—	28,471
V. Gentile Sachs	—		38,196	8,346	—	414,849
M. Johnson	—		27,879	10,708	—	47,678
S. Dunmead	39,269	(1)	42,787	19,170	688,514	304,950

(1)	This amount reflects a portion of a bonus that the indicated executive earned in 2012 and was paid in 2013. This amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2012.

(2)	Reflects restoration contributions made by us based upon participation by the indicated executives in the DCP during 2013. All contributions are included in the “All Other Compensation” column of the Summary Compensation Table above. No make-up contributions were required to be credited to the indicated executives for 2013 pursuant to the DCP.

(3)	This column includes the amounts of above-market earnings shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(4)	Of the totals in this column, amounts previously reported in the Summary Compensation Table for previous years are as follows: Mr. Scaminace — $1,258,833; Ms. Gentile Sachs — $289,578; Mr. Johnson — $8,362 and Mr. Dunmead — $310,299.

Potential Payments upon Termination or Change in Control

We maintain change in control agreements with all of our named executive officers, who also participate in our severance and long-term incentive compensation plans. The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2013 and that the relevant stock price is the closing market price of our common stock on the NYSE on December 31, 2013, which was $36.41.

As a result of the closing of the sale of our Advanced Materials business on March 29, 2013 and his related loss of employment, Mr. Stephen Dunmead, our former Vice President and General Manager of Specialties, received the following compensation payments:

•	In accordance with our Executive Severance Plan, a lump-sum severance payment of $1,120,893;

•	$121,159 which was the value of his prorated time-based and performance-based equity as determined by the closing price of our common stock on March 29, 2013; and

•	A completion payment of $485,184 tied to the closing of the sale of our Advanced Materials business.

The sale of our Advanced Materials business did not meet the conditions for a change in control as defined in our change in control agreements, and no obligations under those agreements were triggered.

Payments Pursuant to Severance Plan

Each of our named executive officers participates in the OM Group, Inc. Executive Severance Plan, adopted by our board of directors on May 23, 2011 and effective on May 31, 2011. None of our executive officers have individual severance agreements as a matter of compensation policy and philosophy. This overarching severance plan provides the Compensation Committee with greater flexibility to modify terms and policies related to severance benefits in a rapidly changing market.

The severance plan provides severance benefits for executive officers designated by the Compensation Committee. A participant is entitled to benefits under the severance plan (i) if the participant is not otherwise eligible to receive payments and benefits under a change in control agreement and (ii) upon the occurrence of the following events: an involuntary termination of employment without cause (as such term is defined in the severance plan, and except due to death or disability), a voluntary termination of employment for good reason (as such term is defined in the severance plan) and, for the chief executive officer, termination due to death or disability. Severance benefits are provided in the event of a divestiture of a business unit or outsourcing of a business activity under limited circumstances. Participation under the severance plan precludes participation in any other severance plan, program, agreement or arrangement maintained by us.

The severance plan provides that a participant will be entitled to receive the following payments and benefits:

•

Single lump sum cash payment, payable on the 60th day following the severance date, in an amount equal to the sum of: (a) two times base salary in the case of the chief executive officer and one and a half times base salary for participants other than the chief executive officer and (b) two times the annual bonus amount (defined as the average actual annual cash bonus for the three most recently completed fiscal years) in the case of the chief executive officer and one and a half times the annual bonus for participants other than the chief executive officer;

•	Pro rata bonus for any participant who incurs a severance more than 90 days after the start of a fiscal year;

•	Health benefits for 24 months after severance in the case of the chief executive officer and 18 months for participants other than the chief executive officer, subject to re-employment limitations;

•	Outstanding and vested stock options will remain exercisable for three months after severance or until the expiration date of those options, whichever is earlier; and

•

Reimbursement for outplacement services for a period of 12 months immediately following severance, or if earlier, until the first acceptance by the participant of an offer of employment; reimbursements are limited to $25,000 in the case of the chief executive officer and $10,000 for outplacement services for participants other than the chief executive officer.

In order to receive benefits under the severance plan, the participant must provide a general waiver and release of claims in our favor, return confidential information to us, agree not to solicit our employees or customers or compete for a period of two years following severance for the chief executive officer and 18 months for participants other than the chief executive officer.

The payments that would have been made under this plan, assuming a termination as of December 31, 2013, are indicated below:

	Cash Payment	Pro Rata Bonus	Health Care Benefit	Outplacement Services
J. Scaminace	$4,173,379	$899,490	$24,414	$25,000
D. Knowles	1,269,750	346,500	24,808	10,000
C. Hix	1,019,999	258,258	24,808	10,000
V. Gentile Sachs	921,156	194,861	18,670	10,000
M. Johnson	740,201	145,530	18,670	10,000

Payments in the Event of Death, Disability or Retirement

If any named executive officer dies, becomes disabled or retires while employed by us, any unvested options held by that executive officer will become exercisable immediately. If any named executive officer dies or becomes disabled, a pro rata portion (determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock and units will vest, and the executive will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock and units, as determined at the end of the performance period. If any named executive officer retires, all unvested restricted stock and units will vest, and a pro rata portion (as determined by the number of days from the date of grant and ending on the date of retirement as compared to the number of days from the grant date ending on the last day of the performance period) of unvested performance-based restricted stock and units will remain eligible for vesting upon retirement. As discussed above under “Nonqualified Deferred Compensation,” each named executive officer’s benefits accumulated under our deferred compensation program will be distributed in the event of retirement, death or disability.

The table below sets forth payments that would have been made and the value of outstanding awards that would have been received in the event of death, disability or retirement, assuming that such event had occurred on December 31, 2013, assuming each executive was eligible for retirement at that date under our retirement policy, and based upon the closing market price of our common stock on the NYSE on December 31, 2013 ($36.41 per share). The columns includes payments under our deferred compensation program, the value of unvested options that would have become exercisable upon death, disability or retirement, and the value of time-based restricted stock that would have vested upon such an event. No amount is included in the columns for performance-based restricted stock awards since payment of such awards on a pro rata basis is made only at the end of the performance period upon satisfaction of applicable performance goals.

	Death or Disability	Retirement(1)
J. Scaminace	$3,393,198	$3,675,813
D. Knowles	1,014,095	2,022,324
C. Hix	930,445	1,239,930
V. Gentile Sachs	835,897	896,702
M. Johnson	405,466	458,333

(1)	“Retirement” under our retirement policy means separation from service after attainment of both age 55 and ten years of service. None of our named executives were eligible for retirement at December 31, 2013.

Payments in Event of a Change in Control

We have entered into a change in control agreement with each of our named executive officers. In the event that payments are made pursuant to these agreements, the payments and covenants required under these agreements supersede any other agreement between us and the named executive officer.

Under each change in control agreement, two events must take place before an executive receives payment. First, a change in control must occur. A “change in control” is defined as any of the following: (a) the acquisition by an individual, group or entity of beneficial ownership of 33% or more of our outstanding voting shares (not including any acquisition from us, by us or by our employee benefit plan), (b) the members of the board of directors in place at the time of the agreement cease to constitute a majority of the board (for reasons other than death or disability), subject to certain circumstances, or (c) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement.

Second, the executive’s employment must be terminated, either by us “without cause” or by the executive for “good reason,” during the term of the change in control agreement. Termination “without cause” means termination for any reason other than death, retirement, disability or cause, as each term is defined in the agreement. In the executives’ agreements, other than Mr. Scaminace’s agreement, termination for “good reason” includes: (a) the assignment of duties inconsistent with the executive’s position, authority, duties, responsibilities or any other action that results in the diminution in such position, authority, duties or responsibilities, (b) the failure to provide the executive with salary, benefits, and bonus opportunity equal to or greater than those in effect prior to a change in control, (c) the requirement that the executive work from a location that is more than 50 miles from the location from which he or she worked prior to the change in control, or a requirement that the executive travel on business to a substantially greater extent than prior to the change in control, or (d) the failure to require any successor to our business to assume and agree to the change in control agreement.

Mr. Scaminace’s agreement includes the following “good reason” termination provisions: (i) a reduction in his salary from the highest level in effect for the year prior to the change in control, (ii) the aggregate compensatory opportunities provided to him after a change in control are reduced below the levels provided prior to a change in control, subject to certain limitations, (iii) after the change in control, he is not permitted to participate in the compensatory programs generally available to executives of the surviving entity, (iv) the surviving entity has headquarters outside of the Cleveland metropolitan area, (v) the surviving entity requires him to be based at or generally work from a primary business location that is outside the Cleveland metropolitan area or the surviving entity requires that he travel on business to a substantially greater extent than prior to the change in control, (vi) he determines in good faith that his responsibilities, duties or authorities with the surviving entity are materially reduced from those in effect prior to the change in control, (vii) the failure to require any successor to our business to assume and agree to the change in control agreement, (viii) he determines in good faith that he is unable to fulfill his authorities, duties or responsibilities as chief executive officer after the change in control or that the Company’s strategic plan varies materially from the plan that was in place prior to the change in control, or (ix) he ceases to be a member of the board of directors of the surviving entity for reasons other than death, disability or voluntary resignation.

In the event that both triggering events occur, each named executive officer will be entitled to the following payments and benefits:

•	Full base salary earned through date of termination and bonus for last completed fiscal year, to the extent not otherwise paid;

•	Target bonus (based on 100% achievement of performance goals) for the fiscal year of termination, prorated based on the number of days employed by us during that year;

•

Lump-sum payment equal to two times the sum of (a) base salary equal to the greater of the annual base salary in effect immediately before the change in control or the highest rate of base salary in effect at any time prior to termination and (b) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions and bonuses. In Mr. Scaminace’s case, this payment will be equal to three times the sum of (x) the highest base salary in effect prior to termination and (y) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses which amount shall not be less than $950,000;

•	The immediate vesting of all unvested stock options;

•

The immediate vesting and redemption of all unvested shares of restricted stock at a price equal to the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•

Continued coverage and a lump-sum payment to fund additional continuing coverage under the life and health insurance programs, as well as another lump-sum payment equal to 15% of the amount in the “Additional Payment” column of the following table to fund continuing disability coverage and any other employee benefit programs, in which the executive participated prior to termination, all for a period of two years (three years for Mr. Scaminace) following termination;

•

“Gross-up” payments to reimburse the executive for any excise taxes incurred in relation to the above payments. In 2010 we modified our form of change in control agreement to remove the provision for “gross-up” payments, with the result that the change in control agreements entered into with Messrs. Knowles, Hix and Johnson do not provide for a “gross-up” payment. Change in control agreements entered into with executive officers in the future will not provide for such payments; and

•	Reasonable outplacement services, customarily provided at the executive’s officer level, for up to one year after termination.

If an executive receives payment under these agreements, then the executive agrees not to compete with our successor for a period of one year from the termination date. The executive also agrees to maintain the confidentiality of our and our successor’s information and to not disparage us or our successor or our respective directors, partners, officers or employees. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

The payments and benefits that would have been received by each of our named executive officers, assuming a change in control and related termination had occurred on December 31, 2013 and based upon the closing market price of our common stock on the NYSE on December 31, 2013 ($36.41 per share), are as follows:

	Salary	Bonus	Target Bonus	Additional Payment	Stock Option Value	Restricted Stock Payment	Retirement Plan Payment	Welfare Benefit Value	Tax Gross-Up Payment(1)	Total
J. Scaminace	$63,650	—	$973,474	$6,391,604	$3,142,728	$3,682,871	$1,501,454	$1,033,322	—	$16,789,103
D. Knowles	32,692	—	375,000	1,693,000	697,000	1,884,218	—	297,748	—	3,808,046
C. Hix	28,115	—	279,500	1,359,998	375,025	1,376,298	28,471	247,798	—	2,908,260
V. Gentile Sachs	25,070	—	210,889	1,251,891	1,063,927	806,482	414,849	223,398	1,079,936	5,076,442
M. Johnson	20,596	—	157,500	1,006,032	205,615	697,238	47,679	186,519	—	1,796,262

(1)	Since 2010, change in control agreements entered into with new executive officers, including Messrs. Knowles, Hix, and Johnson, do not include a provision for a “gross-up” payment. Instead, these agreements provide that if an executive’s change in control payment becomes subject to the excise tax, then the executive’s change in control payment will be reduced as necessary to avoid application of the excise tax. Accordingly, the amount set forth in the “total” column above for Messrs. Knowles, Hix and Johnson was reduced in accordance with the terms of their agreements.

Director Compensation Table

The following table reflects the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2013. Mr. Scaminace, a director who is also our chief executive officer, does not receive additional compensation for his service as a director.

In 2013, each of our non-employee directors received a fee at the annual rate of $150,000, with approximately $75,000 of such fee paid in shares of our common stock. The chairperson of the Audit Committee received an additional annual payment of $20,000, and the chairperson of the Nominating and Governance Committee received an additional annual payment of $10,000. Our lead independent director received an additional annual payment of $20,000. The chairperson of the Compensation Committee received an additional annual payment at the rate of $12,500 per year. The annual fee for non-employee directors continues at $150,000 for 2014. For each additional Board meeting that exceeds the five regularly scheduled meetings, our non-employee directors are entitled to $2,500 for each in person meeting and $1,250 for each telephonic meeting.

Our Amended and Restated 2007 Incentive Compensation Plan provides that our non-employee directors may receive all or any portion of his or her annual compensation in the form of shares of our common stock, as determined annually by the Board. Pursuant to the provisions of this Plan, we paid a portion of the annual compensation earned by each of our non-employee directors during 2013 in shares of our common stock, as indicated in the table below. Our Board of Directors has determined that approximately $75,000 of the annual compensation to be earned during 2014 by each of our non-employee directors will be paid in the form of shares of our common stock, and the remaining $75,000 will be paid in cash.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Betz	$78,801	$74,949	—	—	—	—	$153,750
R. Blackburn	98,801	74,949	—	—	—	—	173,750
S. Demetriou	90,051	74,949	—	—	—	—	165,000
P. Mullin	86,823	74,949	—	—	—	—	161,772
K. Plourde	88,801	74,949	—	—	—	—	163,750
W. Reidy	90,779	74,949	—	—	—	—	156,728

(1)	Gordon Ulsh served as a director until his death in February 2013. In 2013 Mr. Ulsh received $27,927 in fees and stock awards with a total value of $25,406, which includes the remaining fees due for 2012 service and fees for service through his date of death.

(2)	The amounts in this column represent the market value of shares of our common stock received in payment of a portion of the annual compensation for serving as a director, based upon the average of the high and low sale price of our common stock on the last business day of the quarter for which compensation was paid in common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission.

Compensation Committee

Steven J. Demetriou, Chairperson

Hans-Georg Betz

Richard W. Blackburn

Carl R. Christenson

Patrick S. Mullin

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees paid for services provided by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2013 and 2012.

(in thousands)	2013	2012
Audit Fees	$2,377	$3,272
Audit-Related Fees	2	3
Tax Fees	15	58
Other Fees	0	0

Total	$2,394	$3,333

The following is a description of the nature of the services related to the fees disclosed in the table above. All of the non-audit services provided by the independent auditor in 2013 and 2012 were pre-approved by the Audit Committee. Services of a similar nature and amount were pre-approved by the Audit Committee in prior years. The Audit Committee has considered whether Ernst & Young’s provision of non-audit services is compatible with maintaining its independence.

Audit Fees

These are fees for professional services rendered by Ernst & Young for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, and other services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include primarily technical assistance on financial accounting and reporting matters.

Tax Fees

These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include primarily tax assistance in foreign jurisdictions.

Other Fees

There are no fees for professional services rendered by Ernst & Young that do not fit within the above categories.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with our management and with our independent registered public accounting firm, Ernst & Young LLP, the consolidated financial statements of OM Group, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Audit Committee has (a) discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, (b) received from Ernst & Young the written communications required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and (c) discussed with Ernst & Young its independence from us and our management. Ernst & Young has confirmed to us that it is in compliance with all rules, standards and policies of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2013 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission.

Audit Committee

Patrick S. Mullin, Chairperson

Hans-Georg Betz

Richard W. Blackburn

Katharine L. Plourde

William J. Reidy

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to us during 2013 and Forms 5 furnished with respect to 2013, no director, officer or beneficial owner of more than 10% of our outstanding common stock failed to file on a timely basis during 2013 any reports required by Section 16(a).

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2015 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 4, 2014.

Any stockholder who intends to present a proposal at the 2015 annual meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us at our executive offices not later than February 2, 2015 or such proposal will be untimely. If a stockholder fails to submit the proposal by February 2, 2015, we reserve the right to exercise discretionary voting authority on the proposal.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $15,000 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares of our common stock in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

OM GROUP, INC.

VALERIE GENTILE SACHS

Secretary

Appendix A

OM GROUP, INC.

2014 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this 2014 Equity and Incentive Compensation Plan is to attract and retain Directors, officers, and other key executives and employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan consisting solely of no fewer than two Non-Employee Directors.

(h) “Common Stock” means the common stock of the Company, $0.01 par value per share, or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i) “Company” means OM Group, Inc., a Delaware corporation.

(j) “Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(k) “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(l) “Director” means a member of the Board.

(m) “Effective Date” means the date this Plan is approved by the stockholders of the Company.

(n) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(q) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(r) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)	Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)	Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity);

(iv)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v)	Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)	Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(viii)	Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

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In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

(s) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Stock is listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.

(u) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(v) “Option Price” means the purchase price payable on exercise of an Option Right.

(w) “Option Right” means the right to purchase Common Stock upon exercise of an option granted pursuant to Section 4 of this Plan.

(x) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other key executive or employee of the Company or any Subsidiary, (ii) a person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(y) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(z) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(aa) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(bb) “Plan” means this 2014 Equity and Incentive Compensation Plan.

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(cc) “Predecessor Plan” means the Company’s Amended and Restated 2007 Incentive Compensation Plan.

(dd) “Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ee) “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which both the substantial risk of forfeiture and the prohibition on transfers has not expired.

(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(gg) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash, or a combination thereof at the end of a specified period.

(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ii) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(jj) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(kk) “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 11 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 9 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 2,550,000 shares, plus any shares of Common Stock that become available under this Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards, as provided in Section 3(b) below. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

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(ii)	The aggregate number of shares of Common Stock available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by (A) one share of Common Stock for every one share of Common Stock subject to an option or stock appreciation right granted under the Predecessor Plan between December 31, 2013 and the Effective Date, (B) 1.79 shares of Common Stock for every one share of Common Stock subject to an award other than an option or stock appreciation right granted under the Predecessor Plan between December 31, 2013 and the Effective Date, (C) one share of Common Stock for every one share of Common Stock issued or transferred upon exercise of an Option Right or Appreciation Right granted under this Plan, and (D) 1.79 shares of Common Stock for every one share of Common Stock issued or transferred in connection with an award other than an Option Right or Appreciation Right granted under this Plan. Subject to the provisions of Section 3(b) of this Plan, shares of Common Stock covered by an award granted under this Plan will not be counted as used unless and until they are actually issued or transferred.

(b) Share Counting Rules.

(i)	If any shares of Common Stock issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the shares of Common Stock issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(b)(v) below.

(ii)	If after December 31, 2013, any shares of Common Stock subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under Section 3(a) above in accordance with Section 3(b)(iv) below.

(iii)	Notwithstanding anything to the contrary contained in this Section 3, the following shares of Common Stock will not be added to the aggregate number of shares of Common Stock available for issuance or transfer under Section 3(a) above: (A) shares of Common Stock tendered or otherwise used in payment of the Option Price of an Option Right (or the exercise or purchase price of an option granted under the Predecessor Plan); (B) Common Stock withheld by the Company to satisfy a tax withholding obligation; (C) shares of Common Stock subject to an Appreciation Right (or a stock appreciation right granted under the Predecessor Plan) that are not actually issued in connection with its Common Stock settlement on exercise thereof; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or options granted under the Predecessor Plan). In addition, if, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate plan limit under Section 3(a) above.

(iv)	Any share of Common Stock that becomes available for issuance or transfer under this Plan under this Section 3 will be added back as (A) one share of Common Stock if such share was subject to an Option Right or Appreciation Right granted under this Plan or an option or a stock appreciation right granted under the Predecessor Plan, and (B) as 1.79 share(s) of Common Stock if such share was issued or transferred pursuant to, or subject to, an award granted under this Plan other than an Option Right or an Appreciation Right granted under this Plan (or was subject to an award other than an option or a stock appreciation right granted under the Predecessor Plan).

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(c) Limit on Incentive Stock Options. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 2,550,000 shares of Common Stock.

(d) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 11 of this Plan:

(i)	No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 400,000 shares of Common Stock during any calendar year.

(ii)	No Participant will be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares or other awards under Section 9 of this Plan, in the aggregate, for more than 400,000 shares of Common Stock during any calendar year.

(iii)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units or other awards payable in cash under Section 9 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $5,000,000.

(iv)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is a Cash Incentive Award having an aggregate maximum value in excess of $5,000,000.

(e) Notwithstanding anything in this Plan to the contrary, up to 10% of the maximum number of shares of Common Stock that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for awards granted under Section 4 through Section 9 of this Plan that do not comply with the applicable three-year or one-year minimum vesting requirements set forth in such sections of this Plan.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

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(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable, provided that, except with respect to a grant of Option Rights to a non-employee Director or as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including (i) in the event of the retirement, death or disability of a Participant, or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Option Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

(k) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(l) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

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(iv)	Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable, provided that, except with respect to a grant of Appreciation Rights to a non-employee Director or as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including (i) in the event of the retirement, death or disability of a Participant, or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e) Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be

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determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period as determined by the Committee; provided, however that a grant or sale of Restricted Stock to a non-employee Director need not be subject to any minimum vesting period.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than one year, except with respect to a grant of Restricted Stock to a non-employee Director.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock, including (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Restricted Stock is not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Stock intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock will be deferred until and paid contingent upon the achievement of the applicable Management Objectives and the end of any applicable time-based vesting period.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Stock, cash or a combination thereof to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives)

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during the Restriction Period as the Committee may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, the applicable Restriction Period may not be, except with respect to a grant of Restricted Stock Units to a non-employee Director, a period of less than one year.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period as determined by the Committee; provided, however, that a grant or sale of Restricted Stock Units to a non-employee Director need not be subject to a minimum Restriction Period.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Restricted Stock Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(e) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the achievement of the applicable Management Objectives and the end of any applicable time-based vesting period.

(f) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.

(g) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

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(b) The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year for Performance Shares and Performance Units) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Cash Incentive Awards, Performance Shares and Performance Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c) Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d) Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock or Restricted Stock or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f) The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the limit set forth in Section 3(d) of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.

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(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may grant Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably during the three-year period as determined by the Committee. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than one year. The provisions of this subsection (d) need not apply to any award granted under this Section 9 to a non-employee Director.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including (i) in the event of the retirement, death or disability of the Participant, or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

10. Administration of the Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of awards under this Plan and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) The Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the

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Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee will make or provide for such adjustments in the numbers of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of shares of Common Stock covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, and in Cash Incentive Awards as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee will also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of the then Voting Power; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (iv) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (ii) of Section 13(c) below; or

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the Voting Shares, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

14. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

15. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be

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transferable by the Participant except by will or the laws of descent and distribution, and in no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify at the Date of Grant that part or all of the Common Stock that is (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Stock on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and

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using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of shares of Common Stock which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s stockholders.

(c) If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, including in the case of termination of employment by reason of death, disability or retirement, or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

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Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after May 13, 2024, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

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(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22. Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

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OM GROUP, INC. 950 MAIN AVENUE SUITE 1300 CLEVELAND, OH 44113 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M70656-P48852	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OM GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following nominees:
1.	Election of Directors	☐	☐	☐
01) Hans-Georg Betz*
02) Joseph Scaminace*

*Nominees for Election of Directors with Terms Expiring in 2017

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain

2.	Adopt the OM Group, Inc. 2014 Equity and Incentive Compensation Plan.					☐	☐	☐

3.	Appointment of Independent Registered Public Accountant.					☐	☐	☐

4.	Advisory Vote on Compensation of Named Executive Officers.					☐	☐	☐

In their discretion, the proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
For address changes and/or comments, please check this box and				☐
write them on the back where indicated.

NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting. If you vote by telephone or Internet, please do not send your proxy card by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

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M70657-P48852

OM GROUP, INC.

Annual Meeting of Stockholders

May 13, 2014 10:00 AM

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Joseph Scaminace and Valerie Gentile Sachs, and each of them, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of OM Group, Inc. to be held on Tuesday, May 13, 2014, and at any adjournment thereof.

The Board of Directors recommends that votes be cast FOR the election of the nominees listed, FOR the adoption of the OM Group, Inc. 2014 Equity and Incentive Compensation Plan, FOR the confirmation of the appointment of Ernst & Young LLP, and FOR the compensation of Named Executive Officers.

The shares represented by this proxy will be voted as specified on the reverse side. If no specification is made, authority is granted to cast the vote of the undersigned FOR the election of the nominees listed, FOR the adoption of the OM Group, Inc. 2014 Equity and Incentive Compensation Plan, FOR the confirmation of the appointment of Ernst & Young LLP, and FOR the compensation of the Named Executive Officers. Stockholders of record at the close of business on March 21, 2014, are entitled to notice of and to vote at the meeting. The proxy statement and this accompanying proxy card were mailed to stockholders on or about April 3, 2014.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy card, even if you plan to attend the meeting. Mailing your completed proxy card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side